As filed with the Securities and Exchange Commission on February 3, 2006
 Registration No. 333-129682

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________
Amendment No. 1
to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________
Greens Worldwide Incorporated
(Name of small business issuer in its charter)

Arizona	5182	86-0718104
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

346 Woodland Church Road,
Hertford, NC 27944
(252) 264-2064
(Address and telephone number of principal executive offices and principal place of business)

R. Thomas Kidd,
President & Chief Executive Officer
Greens Worldwide Incorporated
346 Woodland Church Road,
Hertford, NC 27944
(252) 264-2064
 (Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐  ________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, no par value issuable upon conversion of the secured convertible notes	26,105,263(2)	$.75(3)	$19,578,947.25	$2,304.44
Common stock, no par value issuable upon exercise of warrants	6,000,000(4)	$.75(3)	$6,750,000	$794.48
Common stock, no par value	150,000(5)	$1.80(6)	$285,000	$28.89
Total	32,255,263		$26,613,947.25	$3,127.81
				*

(1) Includes shares of our common stock, no par value per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible notes and the exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the secured convertible notes and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the secured convertible notes and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the secured convertible notes and upon exercise of the warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Includes a good faith estimate (200%) of the shares underlying secured convertible notes to account for market fluctuations.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on November 4, 2005, which was $.75 per share.

(4) Includes a good faith estimate of the shares underlying warrants exercisable at $.75 per share to account for antidilution and price protection adjustments.

(5) Represents shares issued to Southridge Capital Management LLC.

(6) ) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on January 30, 2006, which was $1.80 per share

* $3,098.92 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2006

GREENS WORLDWIDE INCORPORATED

32,255,263 SHARES OF

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 32,255,263 shares of our common stock, including up to 26,105,263 shares of common stock underlying secured convertible notes in a principal amount of $2,480,000, up to 6,000,000 shares of common stock issuable upon the exercise of common stock purchase warrants and 150,000 shares of common stock issued to Southridge Capital Management, LLC. The secured convertible notes are convertible into our common stock at the lower of $0.10 or 50% of the average of the three lowest intraday trading prices for the common stock on the Over the Counter Bulleting Board during the 20 trading days before but not including the conversion date. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "GRWW.OB". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on November 4 2005, was $.75.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 4 .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2005.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Greens Worldwide Incorporated with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

TABLE OF CONTENTS

Cautionary Note Regarding Forward-Looking Statements
Prospectus Summary	1
Risk Factors	4
Use Of Proceeds	9
Market For Common Equity And Related Stockholder Matters	12
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	14
Description Of Business	16
Description Of Properties	22
Legal Proceedings	22
Management	23
Executive Compensation	24
Certain Relationships And Related Transactions	25
Security Ownership Of Certain Beneficial Owners And Management	26
Description Of Securities	27
Commission’s Position On Indemnification For Securities Act Liabilities	27
Plan Of Distribution	28
Selling Stockholders	30
Legal Matters	35
Experts	35
Available Information	35
Index to Consolidated Financial Statements	F-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as “may,” “should,” “expect,” “plan,” “could,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

Greens Worldwide Incorporated

Overview
We began operating an 18-hole putting course in July 2003 and a pro shop in September 2003. We ceased operations on October 31, 2003. In June 2005, we entered into an Agreement for the Exchange of Common Stock with US Pro Golf Tour, Inc. and its shareholders.

On January 28, 2005, American Sports & Golf Acquisitions Tour, Inc. was incorporated in the State of Delaware. On February 28, 2005, American Sports & Golf Acquisitions Tour, Inc. acquired certain assets and assumed certain liabilities of American Sports & Golf Acquisitions Tour, Inc., an S-Corporation with common control to that of US Pro Golf Tour, Inc. On April 1, 2005, the corporation name was changed by the Secretary of State of Delaware to US Pro Golf Tour, Inc .

Pursuant to the terms of the Agreement for the Exchange of Common Stock with US Pro Golf Tour Inc., we issued an aggregate of 10,000,000 shares of common stock to the shareholders of US Pro Golf Tour. The transaction closed in July 2005. We recommenced operations on July 11, 2005. Through our wholly owned subsidiary, US Pro Golf Tour, we operate an intermediary professional golf tour conducting events for former PGA Tour professionals preparing for the Champions Tour, non-exempt professionals on the Champions Tour, and celebrity challengers and professionals 18 years old and up preparing for the PGA Tour. We also conduct a Pro Net competition for players of all skill levels 18 years of age and older who will compete for substantial prize money with their handicaps in the Tour event atmosphere of Tour events. Our tournaments are week-long events with Junior Clinics, pro-ams, entertainment, leader boards and hospitality, with local market charities benefiting from the event. Events are televised on The Golf Channel through the Tour's show, "54 Holes to Sunday". The US Pro Golf Tour has all the amenities of the PGA Tour, including electronic leader boards, official scoreboard, real-time scoring, hospitality center, gallery and national television coverage on the Golf Channel. Through our wholly owned subsidiary, BreakThru Media, we sell, produce and develop interactive CD ROM collateral and marketing products to sports organizations. Past clients of BreakThru Media have included the Chic-Fila Peach Bowl, the Kentucky Derby and Marshal University.

Our wholly owned subsidiary, US Pro Golf Tour, operated at a net loss of $48,570 for the period from January 2005, date of inception, through June 30, 2005.

Our principal offices are located at 346 Woodland Church Road, Hertford, NC 27944, and our telephone number is (252) 264-2064. We are an Arizona corporation. We also maintain a virtual office environment at 5 Concourse Parkway, Suite 3000, Atlanta, Georgia 30328

The Offering

Common stock offered by selling stockholders
Up to 32,255,263 shares, including the following: up to 26,105,263 shares of common stock underlying secured convertible notes in the principal amount of $2,480,00 (includes a good faith estimate of the shares underlying secured convertible notes to account for market fluctuations and antidilution protection adjustments, respectively),

-  up to 6,000,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.75 per share (includes a good faith estimate of the shares underlying warrants to account for antidilution protection adjustments),

-	- 150,000 shares of common stock issued to Southridge Capital Management, LLC

This number represents 67.5% of our current outstanding stock.

Common stock to be outstanding after the offering	Up to 47,803,146 shares

Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC will be entitled to exercise up to 3,000,000 warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., or New Millennium Partners II, LLC exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. In addition, we have received gross proceeds $1,500,000 from the sale of the secured convertible notes and the investors are obligated to provide us with an additional $500,000 within two days of this prospectus being declared effective. The proceeds received from the sale of the secured convertible notes will be used for business development purposes, working capital needs, pre-payment of interest, payment of consulting and legal fees and purchasing inventory.

Over-The-Counter Bulletin Board Symbol	GRWW.OB

SECURITIES PURCHASE AGREEMENT

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Partners II, LLC, accredited investors on September 16, 2005 for the sale of (i) $2,480,000 in secured convertible notes and (ii) warrants to buy 6,000,000 shares of our common stock.

The investors has committed to providing us with the funds (gross proceeds) as follows:

•	$1,000,000 was disbursed on September 16, 2005;

•	$500,000 was disbursed within two days of the filing of this registration statement; and

•	$500,000 will be disbursed within two days of the effectiveness of this prospectus.

The secured convertible notes mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $0.10 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact no limit on the number of shares into which the notes may be converted. As of October 31, 2005, the average of the three lowest intraday trading prices for our common stock during the preceding 20 trading days as reported on the Over-The-Counter Bulletin Board was $.57 and, therefore, the conversion price for the secured convertible notes was $0.285. Based on this conversion price, the $2,480,000 secured convertible notes were convertible into 17,403,509 shares of our common stock.

AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Partners II, LLC have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the secured convertible notes.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business :

We are a newly reorganized development stage company and have a limited operating history upon which an evaluation of our prospects can be made. For that reason, it would be difficult for a potential investor to judge our prospects for success.

We began operating an 18-hole putting course in July 2003 and a pro shop in September 2003. We ceased operations on October 31, 2003. In June 2005, we entered into an Agreement for the Exchange of Common Stock with US Pro Golf Tour, Inc. and its shareholders and recommenced operations on July 11, 2005. There can be no assurance that our future proposed operations will be implemented successfully or that we will ever have profits. If we are unable to sustain our operations, investors may lose their entire investment. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including capital requirements and management's potential underestimation of initial and ongoing costs. In evaluating our business and prospects, these difficulties should be considered.

We Have a History Of Losses Which May Continue, and May Negatively Impact Our Ability to Achieve Our Business Objectives.

We operated at a net loss of $1,770,329 for the period from January 2005, date of inception, through September 30, 2005. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

If We Are Unable to Obtain Additional Funding, Our Business Operations Will be Harmed and If We Do Obtain Additional Financing, Our Then Existing Shareholders May Suffer Substantial Dilution.

We will require additional funds to sustain and expand our sales and marketing activities. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Registered Public Accounting Firm Has Stated There is Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

In their report dated October 27, 2005 on the  financial statements of our operating subsidiary for the period from January 28, 2005 through June 30, 2005, our independent auditor at that time, Epstein, Weber, & Conover PLC,,  stated that due to the fact that we have had net losses for the period from January 28, 2005 through June 30, 2005, and have a negative working capital of $40,705 and have not yet obtained the capital required to achieve management’s plans and support out operations, raised substantial doubt about our ability to continue as a going concern. Management believes that the funding commitment which we currently have will allow us to continue as a going concern. However there is no guarantee that we will become profitable and be able to adhere to the terms and conditions of the various financing.

If We Are Unable to Retain the Services of Thomas Kidd or If We Are Unable to Successfully Recruit Qualified Personnel Having Experience in Business, We May Not Be Able to Continue Our Operations.

Our success depends to a significant extent upon the continued service of Thomas Kidd, our current President and Chief Executive Officer. Loss of the services of Mr. Kidd could have a material adverse effect on our growth, revenues, and prospective business. We may not be able to retain our executive officers and key personnel or attract additional qualified management in the future. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified personnel having experience in business. Competition for qualified individuals is intense.

In addition , we have entered into employment agreements with Messrs. Kidd and Marshburn and Vera Harrell, however we may not be able to retain our executive officers or attract additional qualified management in the future.

We have applied for a "key man" life insurance policy on the life of Mr. Kidd in the amount of $2,480,000.

Our Success is Dependant Upon Our Ability to Adequately Protect Our Intellectual Property, including trade name, trade secrets and trademarks.

We hold a federal trademark of the name and logo of our television program 54 Holes To Sunday. We also hold service marks on our name US Pro Golf Tour, and copyrights on our website content and Breakthru Media products. Where patent protection is not available, we rely for protection of our intellectual property on trade secret law and nondisclosure and confidentiality agreements with our employees and others. There can be no assurance that such agreements will provide meaningful protection for our trade secrets or proprietary know-how in the event of any unauthorized use or disclosure of such trade secrets or know-how. In addition, others may obtain access to or independently develop technologies or know-how similar to ours.

Our success will also depend on our ability to avoid infringement of patent or other proprietary rights of others. We are not aware that we are infringing any patent or other such rights, nor are we aware of proprietary rights of others for which we will be required to obtain a license in order to develop our products. However, there can be no assurance that we are not infringing proprietary rights of others, or that we will be able to obtain any technology licenses we may require in the future.

Profits of enterprises involved in the golf industry are generally dependent upon many variables

The business of operating professional golf events is complex and subject to many factors which can affect the success or failure of the events. We are dependent on many support structures, including, but not necessarily limited to, player participation, media coverage, event community support, sponsorships, television, qualified personnel to conduct the event, charity relationships, and public acceptance of us. Failure of any of these support structures affect the level of success. Failure of more than one of these support structures will severely impact our business and our ability to continue to hold events.

Risks Relating to Our Current Financing Arrangement :

There Are a Large Number of Shares Underlying Our Secured Convertible Notes and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of February 2, 2006, we had 15,547,883 shares of common stock issued and outstanding. We also have secured convertible notes outstanding, and are obligated to issue secured additional convertible notes, that may be converted into an estimated 26,105,263 shares of common stock at current market prices and related warrants to purchase 6,000,000 shares of common stock at an exercise $.75 per share. In addition, the number of shares of common stock issuable upon conversion of the outstanding secured convertible notes may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the secured convertible notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Secured Convertible Notes Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

Our obligation to issue shares upon conversion of our secured convertible notes is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our secured convertible notes, based on market prices 25%, 50% and 75% below the market price as of October 31, 2005 of $.70.

% Below	Price Per	With Discount	Number of Shares	% of Outstanding
Market	Share	at 50%	Issuable	Stock
25%	$.5250	$.2625	9,447,619	37.80%
50%	$.3500	$.1750	14,171,429	47.68%
75%	$.1750	$.0875	28,342,857	64.58%

As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price Feature of our Secured Convertible Notes May Have a Depressive Effect on the Price of Our Common Stock.

The secured convertible notes are convertible into shares of our common stock at a 50% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could have an adverse effect on our stock price. In addition, not only the sale of shares issued upon conversion or exercise of secured convertible notes and warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Secured Convertible Notes and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the secured convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC may not convert their secured convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In The Event That Our Stock Price Declines, The Shares Of Common Stock Allocated For Conversion Of The Secured Convertible Notes and Registered Pursuant To This Prospectus May Not Be Adequate And We May Be Required to File A Subsequent Registration Statement Covering Additional Shares. If The Shares We Have Allocated And Are Registering Herewith Are Not Adequate And We Are Required To File An Additional Registration Statement, We May Incur Substantial Costs In Connection Therewith.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the secured convertible notes, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the secured convertible notes. Accordingly, we have allocated 26,105,263 shares to cover the conversion of the secured convertible notes. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the secured convertible notes and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required for any Reason to Repay Our Outstanding Secured Convertible Notes, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Secured Convertible Notes, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

In September 2005, we entered into a Securities Purchase Agreement for the sale of an aggregate of $2,480,000 principal amount of secured convertible notes. The secured convertible notes are due and payable, three years from the date of issuance, unless sooner converted into shares of our common stock. Although we currently have $1,860,000 secured convertible notes outstanding, the investors are obligated to purchase additional secured convertible notes in the aggregate of $620,000. In addition, any event of default such as our failure to repay the principal when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured with the specified grace period. We anticipate that the full amount of the secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the secured convertible notes. If we were required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If an Event of Default Occurs under the Securities Purchase Agreement, Secured Convertible Notes, Warrants, Security Agreement or Intellectual Property Security Agreement, the Investors Could Take Possession of all Our Goods, Inventory, Contractual Rights and General Intangibles, Receivables, Documents, Instruments, Chattel Paper, and Intellectual Property.

In connection with the Securities Purchase Agreements we entered into in September 16, 2005, we executed a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The Security Agreements and Intellectual Property Security Agreements state that if an even of default occurs under the Securities Purchase Agreement, Secured Convertible Notes, Warrants, Security Agreements or Intellectual Property Security Agreements, the Investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

Risks Relating to Our Common Stock :

If We Fail to Remain Current on Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC will be entitled to exercise up to 3,000,000 warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., or New Millennium Partners II, LLC exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. In addition, we have received gross proceeds $1500,000 from the sale of the secured convertible notes and the investors are obligated to provide us with an additional $500,000 within two days of this prospectus being declared effective. The proceeds received from the sale of the secured convertible notes will be used for business development purposes, working capital needs, pre-payment of interest, payment of finder’s and legal fees and payment of indebtedness.

SECURITIES PURCHASE AGREEMENT

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on September 16, 2005 for the sale of (i) up to $2,480,000 in secured convertible notes, including interest; and (ii) warrants to purchase 6,000,000 shares of our common stock. Pursuant to the Securities Purchase Agreements, we received $1,000,000 on September 16, 2005, $500,000 was disbursed within two days of the filing of this Registration Statement and $500,000 will be disbursed within two days of the effectiveness of this prospectus.

The secured convertible notes mature three years from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of:

•	$0.10; or
•	50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date.

We have a call option under the terms of the secured convertible notes. The call option provides us with the right to prepay all of the outstanding secured convertible notes at any time, provided we are not in default and our stock is trading at or below $.40 per share. Prepayment of the notes is to be made in cash equal to either (i) 125% of the outstanding principal for prepayments occurring within 30 days following the issue date of the secured convertible notes; (ii) 130% of the outstanding principal and accrued interest for prepayments occurring between 31 and 60 days following the issue date of the secured convertible notes; and (iii) 145% of the outstanding principal and accrued interest for prepayments occurring after the 60th day following the issue date of the secured convertible notes.

Our right to repay the notes is exercisable on not less than ten trading days prior written notice to the holders of the secured convertible notes. For notice purposes, a trading day is any day on which our common stock is traded for any period on the OTC Bulletin Board. Notwithstanding the notice of prepayment, the holders of the secured convertible notes have the right at all times to convert all or any portion of the secured convertible notes prior to payment of the prepayment amount.

We also have a partial call option under the terms of the secured convertible notes. In the event that the average daily price of out common stock for each day of the month ending on the last business day of the month after the issue date is less than $0.06, we have the right to prepay a portion of the outstanding principal equal to 104% of the principal amount divided by 36, plus one month’s interest.

The full principal amount of the secured convertible notes is due upon default under the terms of secured convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights. We are liable for breach of any covenant, representation or warranty contained in the Securities Purchase Agreement for a period of two years from the date that the investors distribute the final payment. In the event that we breach any representation or warranty regarding the condition of our company as set forth in the Securities Purchase Agreement, we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest. In the event that we breach any covenant as set forth in the Securities Purchase Agreement, including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the secured convertible notes in the agreed upon manner, obtain written consent from the investors to negotiate or contract with a party for additional financing, reserve and have authorized the required number of shares of common stock or the maintenance of our shares of common stock on an exchange or automated quotation system, then we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest.

In connection with the Securities Purchase Agreement, we executed a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. Under the Security Agreement and Intellectual Property Security Agreement, events of default occur upon:

•	The occurrence of an event of default (as defined in the secured convertible notes) under the secured convertible notes;
•	Any representation or warranty we made in the Security Agreement or in the Intellectual Property Security Agreement shall prove to have been incorrect in any material respect when made;
•
The failure by us to observe or perform any of our obligations under the Security Agreement or in the Intellectual Property Security Agreement for ten (10) days after receipt of notice of such failure from the investors; and

•	Any breach of, or default under, the Warrants.

An event of default under the secured convertible notes occurs if we:

•	Fail to pay the principal or interest when due;
•	Do not issue shares of common stock upon receipt of a conversion notice;
•	Fail to file a registration statement within 45days following the Closing date or fail to have the registration statement effective within 105 days;
•	Breach any material covenant or other material term or condition in the secured convertible notes or the Securities Purchase Agreement;
•	Breach any representation or warranty made in the Securities Purchase Agreement or other document executed in connection therewith;
•
Apply for or consent to the appointment of a receiver or trustee for us or any of our subsidiaries or for a substantial part of our of our subsidiaries’ property or business, or such a receiver or trustee shall otherwise be appointed;

•
Have any money judgment, writ or similar process shall be entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the investors;

•
Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors;

•
Fail to maintain the listing of our common stock on one of the OTCBB or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange; or

•	Default under any other secured convertible note issued pursuant to the Securities Purchase Agreement.

Upon occurrence of any event of default under either the Security Agreement or the Intellectual Property Security Agreement, the investors shall have the right to exercise all of the remedies conferred under the Security Agreement, the Intellectual Property and under the secured convertible notes, and the investors shall have all the rights and remedies of a secured party under the Uniform Commercial Code and/or any other applicable law (including the Uniform Commercial Code of any jurisdiction in which any collateral is then located). The investors shall have the following rights and powers:

•
To take possession of the collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the collateral, or any part thereof, is or may be placed and remove the same, and we shall assemble the collateral and make it available to the investors at places which the investors shall reasonably select, whether at our premises or elsewhere, and make available to the investors, without rent, all of our respective premises and facilities for the purpose of the investors taking possession of, removing or putting the collateral in saleable or disposable form; and

•
To operate our business using the collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the investors may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to us or our right of redemption, which we expressly waived. Upon each such sale, lease, assignment or other transfer of collateral, the investors may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities by us, which we waived and released.

The warrants are exercisable until five years from the date of issuance at a purchase price of $0.75 per share. The selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of (i) any securities issued as of the date of this warrant, or (ii) the grant or exercise of any stock or options granted or exercised under any employee benefit plan, stock option or restricted stock plan of the Company or (iii) issued in connection with exercise of the Warrants.

Upon the issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price is determined by averaging the last reported sale prices for our shares of common stock for the five trading days immediately preceding such issuance as set forth on our principal trading market. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

The selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Sample Conversion Calculation

The number of shares of common stock issuable upon conversion of the secured convertible notes is determined by dividing that portion of the principal of the notes to be converted and interest, if any, by the conversion price. For example, assuming conversion of the $1,000,000 of secured convertible notes on October 31, 2005, at a conversion price of $0.285, the number of shares issuable upon conversion would be:

$1,000,000/$0.285 = 3,508,772 shares

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of $2,480,000 of secured convertible notes, based on market prices 25%, 50% and 75% below the market price as of October 31, 2005 of $.70.

% Below	Price Per	With Discount	Number of Shares	% of Outstanding
Market	Share	at 50%	Issuable	Stock
25%	$.5250	$.2625	9,447,619	37.80%
50%	$.3500	$.1750	14,171,429	47.68%
75%	$.1750	$.0875	28,342,857	64.58%

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "GRWW.OB."

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High($)	Low ($)
Fiscal Year 2003
First Quarter	0.24	0.13
Second Quarter	0.45	0.09
Third Quarter	0.35	0.15
Fourth Quarter	0.19	0.01

Fiscal Year 2004
First Quarter	0.90	0.30
Second Quarter	0.08	0.60
Third Quarter	0.60	0.60
Fourth Quarter	0.60	0.30

Fiscal Year 2005
First Quarter	1.65	0.15
Second Quarter	0.40	0.40
Third Quarter	0.75	0.35
Fourth Quarter	2.00	0.35

Fiscal Year 2006
First Quarter (1)	210	1.70

(1) Through February 2, 2006

HOLDERS

As of February 2, 2006, there are 592 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Computershare Trust Company, Inc. located at 350 Indiana St. Suite 800, Golden CO 80401.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Results of Operations

Net Loss
We have had net losses of ($1,751,596) for the three months ended September 30, 2005 and net losses of ($1,770,329) from January 28, 2005, our inception, through September 30, 2005.

Revenues
We had revenues of $101,140 for the three month ended September 30, 2005. We had revenues of $101,900 for the period from January 28, 2005, our inception, through September 30, 2005. Revenue is generated through the sale of player memberships, entry fees to tournaments, local and national sponsorships, pro am team entries, and the sale of television commercial units during its televised program on the Golf Channel titled 54 Holes To Sunday.

Selling, General and Administrative Expense

Selling, general and administrative expenses for the three months ended September 30, 2005 were $75,685 and for the period from January 28, 2005 to

September 30, 2005 were $95,178.

Liquidity and Capital Reserves
Management believes that the recent financing obtained by us will be sufficient to fund our operations for the next twelve months.

Plan of Operations
We endeavor to promote the golf industry through the production and management of golf tournaments around the country. We currently operate a Professional Golf Tour.

During the next twelve months the company intends to conduct a minimum of ten professional golf events and a maximum of fifteen professional golf events across the country.

We plan to employ three additional employees in the next twelve months.

In June 2005, we entered into an Agreement for the Exchange of Common Stock (the Agreement) with US Pro Golf Tour, Inc. (USPGT) and its shareholders. Pursuant to the terms of the Agreement, we agreed to issue 10,000,000 shares of common stock to the shareholders of USPGT, 8,000,000 shares of which would be delivered at closing and the remaining 2,000,000 shares to be delivered upon the achievement of certain revenue and income projections as more fully described in the Agreement

Management has developed a strategy to (1) obtain significant funding to provide the capital to execute the business plan; (2) develop its intermediary professional golf tour by providing golf tour events and developing strategic partnership necessary to maximize the success of the events from a financial standpoint, (3) evaluate, negotiate, and close acquisitions of other sports related entities in football, basketball, hockey, and golf for the express purpose of providing multiple sports platforms for sponsors/advertisers to grow revenues, and (4) acquire various related sports entity vendors to vertically integrate the company’s operations to maximize earnings. To date, we have two operating subsidiaries: US Pro Golf Tour, Inc. and BreakThru Media, Inc. The US Pro Golf Tour conducted its Tour Championship November 10-13 in Atlanta, Georgia, and has televised the event on The Golf Channel under its program title “54 Holes to Sunday”. The US Pro Golf Tour has also finalized its 2006 schedule of 10 events and set the purse amounts for the competitions.

We will commence the 2006 Tour in May and will continue to work toward the expansion of the number of events and corresponding revenues. The Tour is also currently developing an in-market support program necessary for the events to be conducted.

There are numerous risks and uncertainties involved in the production of major sports events. Those risks include: 1) inability to obtain adequate funding through existing financing commitments; 2) the lack of advertising and sponsorship support; 3) the lack of player participation; 4) the lack of media coverage to maximize the sponsorship and advertising revenues; 5) the absence of a long-term television contract which will impact advertising and sponsorship revenue; 6) the failure to develop efficient in-market relationships for charities and business communities; and 7) a general lack of interest by the public in sporting events produced by us.

Tour events conducted as major sporting events are complex and demanding. There are numerous opportunities for some of the necessary elements to be lacking which would result in operating inefficiencies and a significant financial loss. We intend to manage our events in a manner so that the impact on our revenues and operations will not be negative, but there can be no assurance that we will not be negatively impacted, despite the best efforts of management.

During the next twelve months, we intend to pursue the development of our professional golf tour, continue to pursue strategic partnerships, and to evaluate other sports acquisition candidates . However, no assurance can be given that the Company will be successful in executing this strategy.

Off Balance Sheet Arrangements
The Company currently has no off balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires that management make a number of assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements and accompanying notes. Management bases its estimates on historical information and assumptions believed to be reasonable. Although these estimates are based on management’s best knowledge of current events and circumstances that may impact the Company in the future, actual results may differ from these estimates.

Our critical accounting policies are those that affect our financial statements materially and involve a significant level of judgment by management.

Recently Issued Accounting Standards

The Financial Accountings Standards Board has issued FASB Statement No. 154, "Accounting Changes and Error Corrections", which changes the requirements for the accounting for and reporting accounting changes and error corrections for both annual and interim financial statements, effective for 2006 financial statements. The Company has not determined what the effect, if any, will be on Company's financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

BUSINESS

Corporate Background

We were incorporated in 1992 under the name Red Rock Collection Incorporated. We changed our name to Sedona Worldwide Incorporated on September 19, 1997. On August 7, 2002 we changed our name to Greens Worldwide Incorporate. We were a majority-owned subsidiary of ILX Resorts Incorporated, an Arizona corporation (“ILX”) until December 31, 1999, when ILX effected a distribution of all of the shares of the Company’s Common Stock to the ILX shareholders of record as of December 21, 1999, on a pro rata basis.

On November 21, 2001, our shareholders approved a plan to execute a tax-free reorganization that would be accounted for as a reverse acquisition. On January 2, 2002 we entered into a General Bill of Sale, Assignment and Assumption Agreement with ILX whereby ILX assumed all of our assets and liabilities, leaving a “shell company” available for the reorganization discussed above.

In August 2002, we entered into an Asset Purchase Agreement with The Greens of Las Vegas, Inc. (“GOLV”) whereby we acquired all of the assets of GOLV and in return issued 8,000,000 shares of common stock. The assets purchased include all plans, designs, concepts and any and all proprietary rights to be utilized in the GOLV business plan. The Asset Purchase Agreement was executed as part of a Memorandum of Understanding that provided for ILX to purchase 8,000,000 million of our shares at $0.125 per share. In addition, an officer of the Company was issued a stock option from ILX to purchase 1,000,000 of our shares at $0.125 per share, with the exercise price to increase 10% per year. The option was terminated in 2003.

On January 28, 2005, American Sports & Golf Acquisitions Tour, Inc. was incorporated in the State of Delaware. On February 28, 2005, American Sports & Golf Acquisitions Tour, Inc. acquired certain assets and assumed certain liabilities of American Sports & Golf Acquisitions Tour, Inc., an S-Corporation with common control to that of US Pro Golf Tour, Inc. On April 1, 2005, the corporation name was changed by the Secretary of State of Delaware to US Pro Golf Tour, Inc .

In June 2005, we entered into an Agreement for the Exchange of Common Stock with US Pro Golf Tour, Inc. and its shareholders. Pursuant to the terms of the Agreement, we agreed to issue an aggregate of 10,000,000 shares of common stock to the shareholders of US Pro Golf Tour ( Roy Thomas Kidd & Nancy A. Kidd, Robert Marshburn, Vera L. Harrell, Brett Hanson, Kenneth A. Steiner and ASGA Tour, Inc) , 8,000,000 of which were issued upon the closing and 2,000,000 of which will be issued upon the achievement of certain revenue and income projections. The issuance of the 8,000,000 shares gave the shareholders of US Pro Golf Tour an 82.2% ownership interest in us. The transaction closed in July 2005.

General Overview

We began operating an 18-hole putting course in July 2003 and a pro shop in September 2003. We ceased operations ceased on October 31, 2003. Through our wholly owned subsidiary, US Pro Golf Tour, we operate an intermediary professional golf tour conducting events for former PGA Tour professionals preparing for the Champions Tour, non-exempt professionals on the Champions Tour, and celebrity challengers and professionals 18 years old and up preparing for the PGA Tour. We also conduct a Pro Net competition for players of all skill levels 18 years of age and older who will compete for substantial prize money with their handicaps in the Tour event atmosphere of Tour events. Our tournaments are week-long events with Junior Clinics, pro-ams, entertainment, leader boards and hospitality, with local market charities benefiting from the event. Events are televised on The Golf Channel through the Tour's show, "54 Holes to Sunday". The US Pro Golf Tour has all the amenities of the PGA Tour, including electronic leader boards, official scoreboard, real-time scoring, hospitality center, gallery and national television coverage on the Golf Channel.

Several thousand aspiring professionals compete on "mini-tours" where they play for their own money and in most cases less the portion which is deducted for green fees and the mini-tour promoter. We are committed to building a tour where the players will play for more than their own entry fees, where they will be sponsorship supported, and where they can gain the experience they need to succeed in their careers. We are engaged in providing a tour event atmosphere generally found only on the PGA Tours and in developing a tour where players can pay low entry fees and receive substantial payouts. In addition, we provide the opportunity for golfers with handicaps to compete "inside-the-ropes" and experience what it is like to play on the PGA Tour

54 Holes to Sunday

"54 Holes to Sunday," is an inside-the-ropes highlights show of our events. We conduct tour level events for players of all ages and skill levels, former PGA and Champions Tour professionals, and celebrities. "54 Holes to Sunday," allows viewers to follow these players as they play in several planned U.S. tour stops and offers an up close look at life on the Tour for players and golfers from all walks of life. "54's" cameras focus on the action, to bring viewers the highlights of golfers of all skill levels competing in a PGA Tour atmosphere. In addition, "54" offers more than just highlights, it provides viewers with the personal stories, triumphs and tragedies of the golfers. All Tour events and the Tour Championship are broadcast on The Golf Channel under the title, "54 Holes to Sunday".

The Golf Channel, co-founded by Arnold Palmer, is available in more than 60 million homes throughout the United States, Canada, Japan and the United Kingdom through cable, satellite and wireless companies. It features a programming schedule that includes more live golf coverage than any other network - an extensive blend of golf competition from around the world - as well as news, instruction and original specials. In addition to being the exclusive television home of the Nationwide Tour, European Tour and Canadian Tour, The Golf Channel is the exclusive cable home of the Champions Tour and televises other competition from the LPGA Tour, USGA, PGA of America, PGA Tour of Australasia and Sunshine Tour of Southern Africa.
Competitions

Pro Championship Competition

•	We provide a venue for former PGA Tour and Champions Tour players and other professionals preparing for the Champions Tour.

•	Cut on full fields (144 players) after 36 holes to top 72 in the Pro Championship plus ties with all players making cut receiving a check.

•	Purse is escrowed prior to commencement of tournament play

•	Purse disbursement immediately following conclusion of event

At all events, golfers 18 to 47 play championship tees and players 48 and above play a forward set of tees for the same purse.

Pro Net
Pro-Net Division - players of all skill levels can compete for substantial purses.

•	For average players 18 and above with 1 to 36 handicaps, we provide the experience of competing on Tour just like the Pros on the PGA Tour, including a select number of celebrities.

•	We provide a PGA Tour atmosphere with electronic scoreboards, leaderboards and gallery.

•	Cut on full fields (144) after 36 holes to top 60 plus ties with all players making cut receiving a check.

•	Purse is escrowed prior to commencement of tournament play

•	Purse disbursement immediately following conclusion of event.

Pro Am

•	18 hole team event

•	One Pro Championship or celebrity and three amateurs

•	As a Pro Championship or Pro Net player, each player can bring a three man amateur team with them to play in each Pro Am

•	Pro Am entry includes Pairings Party on Wednesday night and Pro Am Awards Banquet on Thursday night. Pro Ams will be either 8 a.m. or 1 p.m. shotgun starts.

Handicap System Guidelines

Our Handicap System is a combination of an existing software program, which computes handicaps under the USGA and the R&A guidelines and two customized applications designed by us.

The first application is that we reserve the right to adjust handicaps on a round by round basis if a player posts a score outside the parameters established by the Tour. This application is designed to prevent sandbagging and maintains a level playing field for all contestants. Scoring may be adjusted as a result post round, insuring that no contestant receives an unfair advantage.

The second application is a process whereby a player is given strokes on specific holes according to t he course rating as to hole difficulty. A player may use strokes to better his score on those specific holes, but only to a net score of par. A player making a natural birdie or eagle does not receive strokes. In other words, strokes may be used to preserve par at any time when the player is over par, but may not be used to yield a net score under par.

We have completed a statistical analysis of average players recording scores using the system. It yielded the desired results by leveling the playing field for every competitor.

The Tour's statistical study was conducted using 250 scores from different players in competitive play with handicaps ranging from 1 to 33.

Handicap	# of Golfers	@ Avg. Net Score [Low-High]	@ Avg. Net Handicap [Low-High]	Avg. @ Par Handicap [Low-High]
1	4	76.75 [75-80]	75.75 [74-79]	76.75 [75-80]
2	0
3	3	75.00 [74-76]	72.00 [71-73]	74.33 [74-75[
4	6	77.66 [71-83]	73.66 [67-79]	76.50 [71-81]
5	7	78.86 [75-83]	73.86 [70-78]	76.57 [73-81]
6	7	78.86 [80-91]	72.86 [74-85]	80.43 [76-86]
7	11	83.55 [79-90]	76.55 [72-83]	79.82 [77-84]
8	8	83.62 [80-87]	75.62 [72-79]	79.25 [75-84]
9	10	87.6 [81-98]	78.60 [72-92]	81.40 [75-91]
10	7	85.29 [81-92]	75.29 [71-82]	78.86 [76-85]
11	8	87.50 [82-95]	76.50 [71-84]	80.00 [76-84]
12	14	88.57 [84-97]	76.57 [72-85]	80.57 [76-87]
13	15	90.40 [85-98]	77.40 [72-85]	80.86 [77-87]
14	25	89.30 [81-101]	75.30 [67-87]	79.68 [74-89]
15	14	93.07 [85-105]	78.07 [70-90]	81.36 [75-92]
16	9	94.22 [86-100]	78.22 [70-84]	82.11 [75-88]
17	9	89.66 [82-94]	72.66 [65-77]	77.67 [72-84]
18	9	94.88 [91-99]	76.88 [73-81]	79.77 [77-84]
19	11	96.27 [86-108	77.27 [67-89]	81.73 [77-89]
20	7	96.43 [94-99]	76.43 [74-79]	81.00 [80-82]
21	10	96.30 [91-103]	75.30 [70-82]	79.90 [76-84]
22	8	98.87 [94-109]	76.87 [72-87]	81.87 [77-91]
23	8	97.00 [90-102]	74.00 [67-79]	79.63 [78-83]
24	9	101.44 [95-108]	77.44 [71-84]	80.78 [77-86]
25	5	99.40 [90-108]	74.40 [65-83]	79.60 [74-85]
26	6	102.16 [93-111]	76.16 [67-85]	81.67 [76-88]
27	2	104.50 [104-105]	77.50 [77-78]	83.00 [81-85]
28	3	110.67 [108-114]	82.67 [80-86]	86.00 [84-88]
29	4	103.25 [94-109]	74.25 [65-80]	80.00 [75-83]
30	3	109.00 [101-119]	79.00 [71-79]	84.67 [79-93]
31	3	104.67 [99-110]	73.67 [98-79]	79.67 [75-82]
32	3	109.00 [105-112]	77.00 [73-80]	81.00 [78-84]
33	2	111.00 [111-111]	78.00 [78-78]	85.50 [84-87]

Based on these 250 golfers, the 1st day's Leader Board using the US Pro Golf Tour @ Par Handicap System would be as follows:
71 = 1	72 = 1	73 = 1	74 = 1
75 = 10	76 = 15	77 = 27	78 = 27
79 = 27	80 = 31	81 = 26	72 = 23
83 to 93 = 55

The event would have 60 golfers within 6 strokes of the lead.

Lowest Net Score would be 71 by ‘4' Handicapper for a net of 67
Lowest Handicapped Scores would be 82 by ‘17' Handicapper for a net of 65
Lowest Handicapped Scores would be 90 by ‘25' Handicapper for a net of 65
Lowest Handicapped Scores would be 94 by ‘29' Handicapper for a net of 65

After applying the US Pro Golf Tour @ Par Handicap System, the Lowest Net Score would be 71, which was shot by the same golfer with the lowest net score.

We have adopted this system for all Tour events. Our system also provides event operations scoring staff with the ability to conduct real time electronic leaderboards to provide information to the players and the gallery as to the players' standing throughout the round.

Initial Handicap and Adjustments

 A player filing a Membership Form will be required to provide a verifiable handicap. After the first round played, the player's handicap will be established according to the round's scores. This is the handicap the player will start with. However, the handicap may be adjusted by us according to our adjustment procedures.

Membership

1) Member Status
A player who has filed a Membership Form and paid the required fee is granted full membership and is eligible to enter all events in the Pro Championship or Pro Net Divisions in 2006. If a player files for membership and is not accepted by us, then the fee is refundable. Once the membership is granted, the fee is non-refundable. We, in our sole discretion, reserves the right to reject any membership.

2) Non-Member Status
A player who has not applied for and received a Tour Card pursuant to paragraph 1 may enter our regular events in the Pro Net or Pro Championship Division. In 2006, once we have 144 full member players, then players entering in a non-member status will be conditional entries and will obtain eligibility to compete in the order their entry forms are received in the Tour office.

3) Money List Exemption - 2006
A player who is a member in good standing in either the Pro Championship or Pro Net Division will automatically receive an exemption for their 2006 Tour Card. Non-members can earn an exemption for 2006 on the basis of the Official Money List. All non-members competing in our events are counted toward the official money list to determine exemptions on the 2006 Tour. The official money list for determining the exemptions for 2006 will be from the earnings of players in the Bear's Best Tour Championship. The Top 30 Money Winners in both the Pro-Championship and Pro-Net Divisions will receive an exemption from qualifying.

Rules and Regulations with respect to the Tour may be changed, modified, or altered at our discretion at any time.

We offer three different memberships:

Full US Pro Golf Tour Card Membership
Available for players in the Pro Championship or Pro Net Divisions
Entitles player to compete in all US Pro Golf Tour sanctioned events
Benefits program includes discounts on up to 100,000 products including travel, golf and dining.

US Pro Golf Tour Associate Membership
Available to any member of the public or industry
$50 annual dues
Benefits of discounts on up to 100,000 golf, travel, dining, etc. products
Tour hat and money clip
Copy of Annual Golf Guide
Free event pass to all Tour sanctioned events

US Pro Golf Tour Corporate Membership
Available to any business or business owner
$750 per year
Signage and program listing at each major tour event
Website listing for 12 months with linking
Benefits of discounts on up to 100,000 golf, travel, dining, etc. products
Hat, shirt and money clip
Free gallery access at all Tour sanctioned events
Inclusion in annual US Pro Golf Tour Guide
25% discount on pro-am entries

Charity Relationships

We establish a relationship with a local charity or charities in the event market whereby the charity supplies support for the event in the form of volunteers, and we commit a minimum contribution to the participating charity, plus an additional sum of the Pro-Am Team proceeds and sponsorships signed by the charity. In addition, the charity may, at its option, conduct an auction, live or silent, in connection with the Pro-Am tournament and retain 100% of the proceeds. We also compensate the charity for any in-kind sponsorships procured by or facilitated by the charity or any member of the organizing committee, which are accepted by us. The value assigned to the in-kind sponsorship will be cost.

Competitors

Management believes that the Company has no direct competitors. We do not consider the PGA Tour as a competitor because the PGA Tour has more resources, player names, broader television rights agreements, and is the governing body for Professional Golf in the United States. Because of these factors we cannot compete with the PGA Tour.

There are many mini tours throughout the United States none of which have the amenities, television and media coverage, operational expertise, or funding that we have. As such, they do not represent any significant competition to us.

Marketing and Sales

We have established strategic relationships with the Golf Channel, Worldwide Marketing and Media Group. Through these partners we market out television programming and our sponsorships.

Recent Developments

On July 11, 2005, in connection with the closing of the Agreement for the Exchange of Common Stock with US Pro Golf Tour, Inc. VCA Nevada released us from an obligation of $2.6 million owing to VCA Nevada for consideration paid by us of $100,000 cash, one million restricted shares of our common stock, and a $250,000 note from the shareholders of our wholly owned subsidiary, US Pro Golf Tour, Inc.

On July 8, 2005, we entered into definitive agreements with Southridge Capital LP and Brittany Capital Management Limited relating to equity and debt financing in the amount of $5.165 million. We received $165,000 cash in the form of a convertible note and a $5 million equity funding commitment for a period of three years. Pursuant to the Agreement, the equity funding commitment may not be utilized by us until we file a registration statement and such registration statement is declared effective by the Securities and Exchange Commission

On August 24, 2005, we entered into an Agreement for an Asset Purchase with US Pro Golf League, Inc. Pursuant to the terms of the Agreement, US Pro Golf League, Inc purchased all of our right, title, and interest in and to all of our assets used exclusively in the League. In exchange for a 6% convertible promissory note for $100,000 due August 31, 2009 and 8% of future gross revenue of the US Pro Golf League over a ten year period ending December 31, 2015.

On October 25, 2005, we entered into a settlement agreement with Southridge Capital Partners LP and Brittany Capital Management Limited, pursuant to which we agreed to repay the $165,000 on or before November 8, 2005 together with an additional $24,200 associated with interest and redemption premium. We also entered into a new Private Equity Credit Agreement substantially in the form of the July 8, 2005 agreement in the amount of $30,000,000 which supercedes the July 8, 2005 agreement. We have agreed to file a registration statement in connection with the Private Equity Credit Agreement within 45 days after the date of the Settlement Agreement. On November 18, 2005, we entered into and agreement with Brittany Capital Management to increase the amount committed from $30,000,000 to $50,000,000 and increase the term of the agreement from 36 months to 60 months.

On October 31, 2005, we have entered into an Asset Purchase Agreement with BreakThru Media, Inc., which is engaged in the business of marketing, designing and producing interactive CD Rom products. Pursuant to the Asset Purchase Agreement we acquired all of the right, title, and interest in an to all the assets of BreakThru including (a) all intellectual property, trade name, trade secrets, trademarks, personnel contracts, web site, strategic partnerships, sponsors, publications, operating model, manuals, and all other confidential information relating to the business of BreakThru; and (b)all current, past and future clients.

In addition we have entered into a Securities Purchase Agreement which is more fully discussed throughout this Prospectus under the heading “Securities Purchase Agreement”

DESCRIPTION OF PROPERTIES

We operate our business from the home offices of our officers in Chesapeake, Virginia, Hertford, North Carolina, and Knoxville, Tennessee. Our officers do not charge the company for the use of the home offices. We also maintain a virtual office at 5 Concourse Parkway, suite 3000, Atlanta Georgia, for which we pay a base rent of $310 per month. We are entitled to certain use of the shared facilities, including 40 hours of conference room use per month, receptionist services, mail collection, and other clerical services.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as set forth below, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results:

We (although not served with process) have been made aware of the fact that a “Verified Direct and Derivative Complaint” has been filed in the District Court, Clark County, Nevada (Case No. A511809, Dept. No. XVIII) on October 4, 2005 by the Greens Of Las Vegas, Inc. against Greens Worldwide Incorporated (“GRWW”), 2 other corporations, 7 individuals and Does I through X (names unknown) whereby Plaintiff brings an action “on behalf of and in the right of the corporation…”. The alleged actions complained of predate the June 10, 2005 Agreement entered into by us with US Pro Golf Tour, Inc. (as reported in Form 8-K with date of report of July 11, 2005) which resulted in our current management, none of whom are named as Defendants.

The Complaint alleges that Defendants entered into an arrangement with Plaintiff to develop certain real estate and that thereafter Defendants conspired to retain control of such realty and sell it for their own benefit.

Plaintiff asserts eleven causes of action ranging from Breach of Officers and Directors Fiduciary duties and Duties of Loyalty to Seizure of Corporate Opportunity and Unjust Enrichment. Neither us nor any member of our current management team is named as a Defendant in any of the above-referenced individual causes of action.

Plaintiff’s prayer for relief (aside from claims for damages of various natures) request the authorization of maintenance of this lawsuit as both a direct and derivative action and damages in excess of $10,000.

If and when served, we intend to vigorously defend this lawsuit in its and its shareholders’ best interests.

MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

The following are our directors and executive officers:

Name	Age	Position
R. Thomas Kidd	58	President, Chief Executive Officer and Director
Vera L. Harrell	57	Vice President, Administration, Secretary and Director
Robert Marshburn	59	Senior Vice President and Director

1)
For directors, the term of office is until the next annual meeting of shareholders. For officers, the term of office is until the next annual meeting of the Board of Directors, presently scheduled to be held immediately following the annual meeting of the shareholders.

R. Thomas Kidd has served as our President, Chief Executive Officer and a Director since June 2005. In addition, Mr. Kidd served as President and CEO of the US Pro Golf Tour from January 2005 through July 2005. Mr. Kidd has served as the President and CEO of the American Senior Golf Association, ASGA Tour, Inc. from 1999 through January 2005. During Mr. Kidd’s tenure at ASGA Tour, Inc. its securities were quoted on the OTC BB.

Vera L. Harrell has served as our Secretary and a Director since June 2005. Ms. Harrell has served as Secretary of US Pro Golf Tour, Inc. from January 2005 through July 2005 and Secretary of the American Senior Golf Association, ASGA Tour, Inc. from 1999 through January 2005.

Robert Marshburn has served as our Director since June 2005. Mr. Marshburn also served as Senior Vice President of US Pro Golf Tour from January 2005 through July 2005. Mr. Marshburn has previously served as Senior Vice President of ASGA Tour, Inc. from June 2003 through January 2005. Mr. Marshburn also served as independent marketing representative of Seiko Time Corporation from December 1999 through February 2003.

BOARD COMMITTEES

At present we do not have any board committees.

CODE OF ETHICS

The Board of Directors has not yet adopted a Code of Business Conduct and Ethics (Code) applicable to our directors, principal executive and financial officer, principal accounting officer or controller, and persons performing similar functions.

EXECUTIVE COMPENSATION

None of the Company’s officers received compensation in excess of $100,000 in all capacities in which they served in 2004, 2003 and 2002.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. Such plans may be adopted by us at such time as deemed reasonable by our board of directors. We do not have a compensation committee, all decisions regarding compensation are determined by our board of directors.

Stock Option Plan

We do not currently have a stock option plan.

Employment Agreements

Thomas Kidd - President and Chief Executive Officer
Pursuant to the terms of an Agreement with Thomas Kidd dated September 9, 2005, we have agreed to pay to Mr. Kidd an annual salary of $180,000 through January 1, 2006 which will increase to $240,000 thereafter and increase ten percent per annum commencing January 1, 2007. The Agreement provides for an initial term of five years which will extend automatically for consecutive one-year periods unless terminated on terminated upon ninety days notice by us or Mr. Kidd. Mr. Kidd received a signing bonus of $240,000.

Vera Harrell - Vice President, Administration
Pursuant to the terms of an Agreement with Ms. Harrell dated September 9, 2005, we have agreed to pay to Ms. Harrell an annual salary of $60,000 through January 1, 2006, which will increase to $72,000 thereafter and increase ten percent per annum commencing January 1, 2007. The Agreement provides for an initial term of five years which will extend automatically for consecutive one-year periods unless terminated on terminated upon ninety days notice by us or Ms. Harrell. Ms. Harrell received a signing bonus of $60,000.

Robert A. Marshburn - Senior Vice President
Pursuant to the terms of an Agreement with Mr. Marshburn dated September 9, 2005, we have agreed to pay to Mr. Marshburn an annual salary of $90,000 through January 1, 2006, which will increase to $120,000 thereafter and increase ten percent per annum commencing January 1, 2007. The Agreement provides for an initial term of five years which will extend automatically for consecutive one-year periods unless terminated on terminated upon ninety days notice by us or Mr. Marshburn. Mr. Marshburn received a signing bonus of $60,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of transactions to which the Company or its subsidiaries is a party in which the amount involved since January 1, 2003 exceeded $60,000 and in which officers, directors, nominees and/or greater than 5% beneficial owners of the Company’s Common Stock (or any immediate family members of the foregoing) had, or will have, a direct or indirect material interest.

In August 2002, the Company entered into a sublease agreement with VCA-Nevada Incorporated (“VCA-NV”), a subsidiary of ILX, for approximately 23 acres of a 44-acre parcel of land, as well as a portion of an existing building in Las Vegas, Nevada. In accordance with the lease, the Company paid a deposit of $25,000. The monthly rent for the land and the building was approximately $31,800. The lease was terminated in October 31, 2003 for non-payment of rent.

In April 2003, the Company entered into an equipment lease to finance various office and restaurant/bar equipment. The lease was for 36 months and the fair value of the leased equipment was $350,542. In July 2003, the Company added additional equipment to the master lease. The additional equipment was also leased for 36 months and the fair value was $298,296. As part of the equipment leases, the Company entered into a guarantee agreement with ILX. In November 2003 the Company transferred the assets underlying the lease to ILX and ILX assumed payments of those leases.

In June 2003 the Company entered into a Promissory Note and Agreement with VCA-NV to provide up to $2.5 million in working capital. The note accrued interest at ten percent per annum with interest only payments due monthly commencing August 15, 2003 and monthly principal payments of $10,000 commencing January 15, 2004. The note was convertible into common stock at twenty cents ($0.20) per share. One of the advances made during 2003 was made on a day when the market price of the stock was higher than the conversion price stipulated in the note and therefore triggered a beneficial conversion of $18,751. This entry was recorded as interest expense and additional paid in capital. The note had a Pledge Agreement that secured all of the Company’s assets in the event of default. VCA-NV exercised its rights under the Pledge Agreement and assumed assets of $478,016 for partial satisfaction of the note. The Company is in default under the terms of the note.

The above-described transactions are believed to be on terms no less favorable to the Company than those available in arms’ length transactions with unaffiliated third parties. Each transaction has been approved by independent directors of the Company who are not parties to the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 2, 2006 information with respect to the beneficial ownership of our common stock by (i) persons known by us to beneficially own more than five percent of the outstanding shares, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group. As of February 2, 2006, there were issued and outstanding 15,547,883 shares of Common Stock.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Common Shares Presently Held	Common Shares Which May Be Acquired Within 60 days	Total	Percent of Class
R. Thomas Kidd c/o Greens Worldwide Incorporated 346 Woodland Church Road, Hertford, NC 27944	6,422,300	0	6,422,300	41.31%
Vera L. Harrell c/o Greens Worldwide Incorporated 346 Woodland Church Road, Hertford, NC 27944	920,960	0	920,960	5.92%
Robert Marshburn c/o Greens Worldwide Incorporated 346 Woodland Church Road, Hertford, NC 27944	2,173,520	0	2,173,520	13.98%
All directors and executive officers as a group (3 persons)	3,715,000		3,715,000	23.90%
VCA Nevada C/o Greens Worldwide Incorporated 346 Woodland Church Road, Hertford, NC 27944	1,000,000	0	1,000,000	6.43%

DESCRIPTION OF SECURITIES
COMMON STOCK

We are authorized to issue up to 50,000,000 shares of common stock, having no par value. As of February 2, 2006, there were 15,547,883 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

We have engaged Computershare Trust Company, Inc. located at 350 Indiana St. Suite 800, Golden CO 80401, as our independent transfer agent or registrar.

PREFERRED STOCK

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $10.00. As of February 2, 2006, there were no shares of preferred stock issued. Shares of Preferred Stock may be issued without shareholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders. Any Preferred Stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights on liquidation. The Board of Directors, without shareholder approval, may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of holders of Common Stock and discourage, delay or prevent a change in control of the Company.

COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Arizona law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTIO N

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Total Shares of Common Stock Issuable Upon Conversion of Notes and/or Warrants(1)	Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus (1)	Beneficial Ownership Before the Offering	Percentage of Common Stock Owned Before Offering**	Beneficial Ownership After the Offering (7)	Percentage of Common Stock Owned After Offering (7)

AJW Offshore, Ltd.(2)	18,395,158(3)	36 .32%	Up to 18,395,158 shares of common stock	2,527,592*	4.99%	0	0

AJW Qualified Partners, LLC (2)	11,935,789(4)	23.56%	Up to 11,935,789 shares of common stock	2,527,592*	4.99%	0	0

AJW Partners, LLC (2)	4,282,842(5)	8.46%	Up to 4,282,842 shares of common stock	2,527,592*	4.99%	0	0

New Millennium Capital Partners II, LLC (2)	491,474(6)	**	Up to 491,474 shares of common stock	491,474*	**	0	0
Southridge Partners, LP	0	0	150,000	150,000	**

* These columns represent the aggregate maximum number and percentage of shares that AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC, and New Millennium Capital Partners II, LLC

 can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

** Less than 1%

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the secured convertible notes and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the secured convertible notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible notes, if the secured convertible notes had actually been converted on October 31, 2005, the secured convertible notes would have had a conversion price of $.10. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) The selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(3) Includes (i) 13,679,160 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 4,716,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(4) Includes (i) 8,875,789 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 3,060,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(5) Includes (i) 3,184,842 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 1,098,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(6) Includes (i) 365,474 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 126,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(7) Assumes that all securities registered will be sold.

TERMS OF SECURED CONVERTIBLE NOTES AND THE WARRANTS

 To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on September 16, 2005 for the sale of (i) $3,720,000 in secured convertible notes, including interest, and (ii) warrants to purchase 6,000,000 shares of our common stock. Pursuant to the Securities Purchase Agreements, we received $1,000,000 on September 16, 2005, $500,00 will be disbursed within two days of the filing of this Registration Statement and $500,000 will be disbursed within two days of the effectiveness of this prospectus.

The secured convertible notes mature three years from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of:

•	$0.10; or
•	50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date.

We have a call option under the terms of the secured convertible notes. The call option provides us with the right to prepay all of the outstanding secured convertible notes at any time, provided we are not in default and our stock is trading at or below $.40 per share. Prepayment of the notes is to be made in cash equal to either (i) 125% of the outstanding principal for prepayments occurring within 30 days following the issue date of the secured convertible notes; (ii) 130% of the outstanding principal and accrued interest for prepayments occurring between 31 and 60 days following the issue date of the secured convertible notes; and (iii) 145% of the outstanding principal and accrued interest for prepayments occurring after the 60th day following the issue date of the secured convertible notes.

Our right to repay the notes is exercisable on not less than ten trading days prior written notice to the holders of the secured convertible notes. For notice purposes, a trading day is any day on which our common stock is traded for any period on the OTC Bulletin Board. Notwithstanding the notice of prepayment, the holders of the secured convertible notes have the right at all times to convert all or any portion of the secured convertible notes prior to payment of the prepayment amount.

We also have a partial call option under the terms of the secured convertible notes. In the event that the average daily price of out common stock for each day of the month ending on the last business day of the month after the issue date is less than $0.06, we have the right to prepay a portion of the outstanding principal equal to 104% of the principal amount divided by 36, plus one month’s interest.

The full principal amount of the secured convertible notes is due upon default under the terms of secured convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights. We are liable for breach of any covenant, representation or warranty contained in the Securities Purchase Agreement for a period of two years from the date that the investors distribute the final payment. In the event that we breach any representation or warranty regarding the condition of our company as set forth in the Securities Purchase Agreement, we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest. In the event that we breach any covenant as set forth in the Securities Purchase Agreement, including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the secured convertible notes in the agreed upon manner, obtain written consent from the investors to negotiate or contract with a party for additional financing, reserve and have authorized the required number of shares of common stock or the maintenance of our shares of common stock on an exchange or automated quotation system, then we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest.

In connection with the Securities Purchase Agreement, we executed a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. Under the Security Agreement and Intellectual Property Security Agreement, events of default occur upon:

•	The occurrence of an event of default (as defined in the secured convertible notes) under the secured convertible notes;
•	Any representation or warranty we made in the Security Agreement or in the Intellectual Property Security Agreement shall prove to have been incorrect in any material respect when made;
•
The failure by us to observe or perform any of our obligations under the Security Agreement or in the Intellectual Property Security Agreement for ten (10) days after receipt of notice of such failure from the investors; and

•	Any breach of, or default under, the Warrants.

An event of default under the secured convertible notes occurs if we:

•	Fail to pay the principal or interest when due;
•	Do not issue shares of common stock upon receipt of a conversion notice;
•	Fail to file a registration statement within 45days following the Closing date or fail to have the registration statement effective within 105 days;
•	Breach any material covenant or other material term or condition in the secured convertible notes or the Securities Purchase Agreement;
•	Breach any representation or warranty made in the Securities Purchase Agreement or other document executed in connection therewith;
•
Apply for or consent to the appointment of a receiver or trustee for us or any of our subsidiaries or for a substantial part of our of our subsidiaries’ property or business, or such a receiver or trustee shall otherwise be appointed;

•
Have any money judgment, writ or similar process shall be entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the investors;

•
Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors;

•
Fail to maintain the listing of our common stock on one of the OTCBB or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange; or

•	Default under any other secured convertible note issued pursuant to the Securities Purchase Agreement

Upon occurrence of any event of default under either the Security Agreement or the Intellectual Property Security Agreement, the investors shall have the right to exercise all of the remedies conferred under the Security Agreement, the Intellectual Property and under the secured convertible notes, and the investors shall have all the rights and remedies of a secured party under the Uniform Commercial Code and/or any other applicable law (including the Uniform Commercial Code of any jurisdiction in which any collateral is then located). The investors shall have the following rights and powers:

•
To take possession of the collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the collateral, or any part thereof, is or may be placed and remove the same, and we shall assemble the collateral and make it available to the investors at places which the investors shall reasonably select, whether at our premises or elsewhere, and make available to the investors, without rent, all of our respective premises and facilities for the purpose of the investors taking possession of, removing or putting the collateral in saleable or disposable form; and

•
To operate our business using the collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the investors may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to us or our right of redemption, which we expressly waived. Upon each such sale, lease, assignment or other transfer of collateral, the investors may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities by us, which we waived and released.

The warrants are exercisable until five years from the date of issuance at a purchase price of $0.75 per share. The selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of (i) any securities issued as of the date of this warrant, or (ii) the grant or exercise of any stock or options granted or exercised under any employee benefit plan, stock option or restricted stock plan of the Company or (iii) issued in connection with exercise of the Warrants.

Upon the issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price is determined by averaging the last reported sale prices for our shares of common stock for the five trading days immediately preceding such issuance as set forth on our principal trading market. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

The selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Sample Conversion Calculation

The number of shares of common stock issuable upon conversion of the secured convertible notes is determined by dividing that portion of the principal of the notes to be converted and interest, if any, by the conversion price. For example, assuming conversion of the $1,000,000 of secured convertible notes on October 31, 2005, at a conversion price of $0.285, the number of shares issuable upon conversion would be:

$1,000,000/$0.285 = 3,508,772 shares

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of $3,720,000 of secured convertible notes, based on market prices 25%, 50% and 75% below the market price as of October 31, 2005 of $.70.

			Number	% of
% Below	Price Per	With Discount	of Shares	Outstanding
Market	Share	at 50%	Issuable	Stock

25%	$.5250	$.2625	9,447,619	37.80%
50%	$.3500	$.1750	14,171,429	47.68%
75%	$.1750	$.0875	28,342,857	64.58%

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Epstein, Weber, & Conover PLC, independent registered public accounting firm, have audited the financial statements of US Pro Golf Tour Inc at June 30, 2005, as set forth in their report thereon appearing elsewhere herein. Hansen, Barnett & Maxwell have audited our financial statements as of December 31, 2004 and 2003. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on its expertise in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

On December 12, 2005, our Board of Directors dismissed Epstein, Weber & Conover, PLC (“Epstein”), who was engaged on November 10, 2005, with the subsequent dismissal on November 11, 2005, of Hansen, Barnett & Maxwell (“HBM”) as the Registrant’s independent registered public accounting firm. Therefore, Epstein performed no audit or audit-related services for the Company. Management believes there were no disagreements with Epstein on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Epstein, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

HBM’s reports on the Registrant’s financial statements as of and for the years ended December 31, 2004 and 2003 and for the period January 2, 2002 through December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles; however each year-end report for years ended December 31, 2004 and 2003 contained a modification paragraph that expressed substantial doubt about the Registrant’s ability to continue as a going concern.

On December 15, 2005, the Company filed a Form 8-K disclosing the dismissal of Epstein which attaches a letter from Epstein wherein Epstein stated that it disagreed with statement that “ there were no disagreements with Epstein on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Epstein, would have caused it to make reference to the subject matter of the disagreements in connection with its reports”. Epstein stated that
“We have informed management of Greens Worldwide, Inc. of significant deficiencies in internal controls which we believe is a reportable event under Item 304(a)(1)(iv)(B)(1) of Regulation SB.

Upon receipt of interim financial information for the period ended September 30, 2005 we informed management that we did not agree with its accounting and presentation of:

Sale of intellectual property for a long term note receivable
Common stock warrants issue with debt instruments
Accounting for beneficial conversion feature on debt
Accounting for the business combination (reverse merger)
Restructured debt”

We have engaged Most & Company, LLP (as of December 12, 2005) to serve as our independent registered public accounting firm.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Greens Worldwide Incorporated, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Greens Worldwide Incorporated

Page

Balance Sheet as of September 30, 2005	F-2
Statements of Operations for the Three Months Ended September 30, 2005 and the Period from
January 28, 2005 (inception) to September 30, 2005	F-3
Statements of Cash Flows for the Period from January 28, 2005 (inception to September 30, 2005)	F-4
Notes to Unaudited Financial Statements	F-5 -F-7

Report of Independent Registered Public Accounting Firm	F-8
Balance Sheets at June 30, 2005	F-9
Statements of Operations for the period from January 28, 2005 (dated of Inception) to June 30, 2005	F-10
Statements of Stockholders' Deficit for the Period January 28, 2005 (date of Inception to June 30, 2005	F-11
Statements of Cash Flows for the period from January 28, 2005 (date of Inception) to June 30, 2005	F-12
Notes to Financial Statements	F-13 - F-19

Report of Independent Registered Public Accounting Firm	F-20
Financial Statements:
Balance Sheets at December 31, 2004 and 2003	F-21
Statements of Operations for the years ended December 31,
2004, 2003 and for the Period January 2, 2002 (Date of Reorganization) through
December 31, 2004	F-22
Statements of Stockholders' Equity (Deficit) for the Period January 2, 2002
(Date of Reorganization) through December 31, 2004	F-23
Statements of Cash Flows for the years ended December 31,
2004 and 2003 and for the Period from January 2, 2002 (Date of Reorganization)
through December 31, 2004	F-24
Notes	F-25-F-28

Part I
Financial Information
Item 1

 GREENS WORLDWIDE INCORPORATED
Consolidated Balance Sheet

 September 30, 2005

ASSETS

Current Assets
Cash	$713,551
Other current assets	68,615

Total Current Assets	782,166

Note receivable	500,000
Equipment, net	1,685
Deferred loan costs	98,612
Deposit	13,333

Total Assets	$1,395,796

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accrued compensation	$360,000
Accounts payable and accrued expenses	199,791
Deferred revenue	304,400
Note payable	398,634

Total Current Liabilities	1,262,825

Long-term debt	20,053

Total Liabilities	1,282,878

Stockholders' Equity
Preferred stock, par value $10, per share; 5,000,000 shares
authorized; none issued
Common stock, no par value; 50,000,000 shares authorized;
13,547,551 shares issued and outstanding	2,028,923
Deferred compensation	(145,676)
Accumulated deficit	(1,770,329)

Total Stockholders' Equity	112,918

Total Liabilities and Stockholders' Equity	$1,395,796

See notes to financial statements

GREEN WORLDWIDE INCORPORATED
Consolidated Statement of Operations

	Three Months	January 28, 2005
	Ended	( Inception) to
	September 30, 2005	September 30, 2005

Revenues	$101,140	$101,900

Operating Expenses
Compensation	1,789,932	1,789,932
Selling, general and administrative expenses	75,685	95,178
Gain on sale of assets	(86,676)	(86,676)
Interest, net	73,795	73,795

Total Operating Expenses	1,852,736	1,872,229

Net Loss	$(1,751,596)	$(1,770,329)

Basic loss per share	$(0.16)	$(0.19)

Basic weighted average number of
shares outstanding	10,626,128	9,440,393

 See notes to financial statements

GREEN WORLDWIDE INCORPORATED
Consolidated Statement of Cash Flows

January 28, 2005
( Inception) to
September 30, 2005
Cash flow from operating activities
Net loss	$(1,770,329)
Adjustments to reconcile net loss
to cash used in operating activities
Stock-based compensation	1,300,432
Amortization and depreciation	71,535
Amortization of deferred revenue	(100,000)
Gain on sale of assets	(86,676)
Changes in assets and liabilities
Increase in other assets	(65,186)
Accrued compensation	360,000
Increase in accounts payable and accrued expenses	19,960
Increase in deferred revenue	4,400

Cash used in operating activities	(265,864)

Cash flow from investing activities
Purchase of assets (net of liabilities assumed of $38,783)	(18,250)
Purchase of equipment	(1,785)

Cash used by investing activities	(20,035)

Cash flow from financing activities
Proceeds from sales of common stock	49,450
Proceeds from notes payable (net of financing costs of $115,000)	1,050,000
Payment of note payable	(100,000)

Cash provided by financing operations	999,450

Increase in cash and cash at end of period	$713,551

 See notes to financial statements

GREENS WORLDWIDE INCORPORATED AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2005

1. ORGANIZATION AND OPERATIONS
Organization
On January 28, 2005, American Sports & Golf Acquisitions Tour, Inc. was incorporated in the state of Delaware. On April 1, 2005, the Company changed its name to US Pro Golf Tour, Inc. (Company, USPGT).

Operations
The Company promotes the golf industry through the production and management of golf tournaments. The Company currently operates a professional golf tour at tournaments throughout the United States. Revenues are generated through the sale of player memberships, entry fees to tournaments, local and national sponsorships, pro am team entries, and the sale of television commercial units during its televised program on the Golf Channel, titled 54 Holes To Sunday.

Purchase of Assets
On February 28, 2005, the Company acquired certain assets and assumed certain liabilities from a related party, under common control with the Company. The Company acquired equipment, other assets and contracts of $29,596 in exchange for $18,250 cash, assumption of liabilities of $38,783 and the issuance of 150 shares of common stock of USPGT. As the transaction was between entities under common control, the acquisition was recorded at the historical cost of the seller, the negative book value of the assets, net of liabilities assumed, of $27,437, as a charge to common stock

Merger of USPGT and GRWW
On July 11, 2005, Greens Worldwide Incorporated (GRWW) acquired all the outstanding common stock of the Company in exchange for 10,000,000 shares of common stock, of which 2,000,000 are being held in escrow until certain minimum revenues and net income requirements are met prior to December 31, 2006. GRWW recorded the issuance of 8,000,000 shares at their fair value of $3,200,000 and the balance of the shares will be recorded when and if earned.

GRWW was incorporated in 1992 and was inactive at the time of the merger.
Subsequent to the acquisition, the former shareholders of USPGT will own approximately 82% of the outstanding shares of the Company's common stock. As a result of the ownership interests of the former shareholders of USPGT, for financial statement reporting purposes, the acquisition was treated as a reverse acquisition, with USPGT deemed the accounting acquirer and GRWW deemed the accounting acquiree. The consolidated financial statements include the operations of GRWW from the date of the merger.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation

The accompanying unaudited consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the U.S. for interim financial information and with the rules and regulations of the Securities and Exchange Commission for Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the interim periods have been included. These financial statements should be read in conjunction with the financial statements of USPGT as of June 30, 2005 and for the six months then ended and the notes thereto contained in Form 8-K/A, dated November 10, 2005, and financial statements of GRWW as of December 31, 2004 and for the year then ended and the notes thereto contained in a Form 10-KSB, dated March 31, 2005, both as filed with the Securities and Exchange Commission.

Interim results are not necessarily indicative of the results for a full year.

The consolidated financial statements include all the accounts of the Company and its subsidiary. All material intercompany balances and transactions have been eliminated.

Going Concern and Management’s Plans

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred operating losses and negative operating cash flow since inception and future losses are anticipated. The Company’s plan of operations, even if successful, may not result in cash flow sufficient to finance and expand its business. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Realization of assets is dependent upon continued operations of the Company, which in turn is dependent upon management’s plans to meet its financing requirements and the success of its future operations. These financial statements do not include any adjustments related to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management believes the funding commitments as noted in Note 10, if funded, will allow the Company to continue as a going concern.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition
Sponsorship fees are recognized over the period of the sponsorship. Tour card fees, which are nonrefundable, are amortized over the tour (calendar) year. Tournament fees are recognized when the tournament occurs.

Stock-based Compensation
Compensation costs for stock and stock warrants issued to employees and nonemployees are based on the fair value method. The values of stock warrants are calculated using a Black Scholes Model.

Loss per Share
Basic loss per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share was not presented as it was anti-dilutive.

New Accounting Pronouncements
Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

3. NOTE PAYABLE
In July 2005, the Company borrowed $165,000 from a finance company, payable on November 8, 2005, with interest at 8%, per annum, and convertible into shares of common stock. In addition, the Company issued warrants to purchase 200,000 shares of the Company's common stock, exercisable at $.40, per share, through July 2010. The warrants were valued at $51,680 and charged to note discount. The Company incurred a financing fee of $15,000 in connection with the borrowing.

In November 2005, the note and accrued interest thereon were repaid.

4. LONG-TERM DEBT
On September 16, 2005, the Company entered into an agreement to borrow an aggregate of $2,480,000 payable September 16, 2008, with interest at 15%, per annum. The note is collateralized by certain intellectual property and equipment and guaranteed by an officer of the Company. The guaranty is collateralized by 3,415,520 shares of the Company's common stock. The note is convertible into common stock at the lesser of the trading price, as defined, or $.10, per share, and callable if the Company's outstanding shares are trading at less than $.40, per share, as defined.

In addition, the Company issued warrants to purchase 200,000 shares of the Company's common stock, exercisable at $0.75, per share, through June 2010.

On September 16, 2005 and in November 2005, the Company borrowed $1,000,000, and $500,000, respectively. The Company can borrow an additional $500,000 upon an effective registration statement filed by the Company with the Securities and Exchange Commission and the balance of $480,000 is for interest.

The fair value of both a beneficial conversion feature and the warrants was $1,000,000, which has been recorded as a note payable discount and is being amortized over the term of the note.

5. COMMITMENTS AND CONTINGENCIES
Commitments
On September 30, 2005, the Company was committed for legal services of $50,000, payable in either cash or stock.

The Golf Channel
The Company is committed for the purchase of television coverage for a specified number of spots, etc. for $273,333.

Employment Agreements
On September 9, 2005, the Company entered into employment agreements with three officers through September 2010. The agreements provides for aggregate annual salaries of $330,000, increasing to $432,000 on January 1, 2006 and 10% each year thereafter. The agreements also provide for discretionary bonuses and participation in all of the Company's compensation plans, if established, If the employment is terminated, as defined, the employees may be entitled to a payment equal to one years' compensation.

Marketing Agreement
The Company is committed under an agreement for a marketing and sponsorship program through August 31, 2008 for $10,000, per month, against a 20% commission on sales of sponsorships and television media inventory. In addition, the Company issued 100,000 shares of common stock for the creation of an overall strategic marketing plan. Additionally, the Company issued warrants to purchase 400,000 shares of common stock, as follows: 100,000 shares at $0.35, per share, through August 30, 2005; 100,000 shares, at $0.50, per share, through October 31, 2005; 100,000 shares, at $0.75, per share, through December 31, 2005; and 100,000 shares, at $1.00, per share, through June 30, 2006. All unexercised warrants will be voided if the agreement is terminated prior to June 30, 2006.

The shares and warrants were valued at $152,010, their fair value, and recorded as deferred compensation, classified as a reduction of stockholders' deficit, and are being amortized over the term of the agreement.

Litigation
The Company has been made aware of a complaint against the Company and others on behalf of and in the right of the corporation for breach of officers' and directors' fiduciary duties, seizure of corporate opportunity, and unjust enrichment. The Company is not aware of the amount of claims, except for a claim for maintenance of the lawsuit in excess of $10,000.

6. SPONSORSHIPS
On September 30, 2005, the Company entered into a sponsorship agreement through December 31, 2005 in exchange for 500,000 shares of the sponsor's common stock. The shares were valued at zero, their fair value. In addition, the Company is committed to purchase certain equipment units for $30,000.

On August 22, 2005, the Company entered into a sponsorship agreement through December 31, 2005, in exchange for a note receivable of $400,000, payable with interest at 6%, per annum.

7. SALE OF ASSETS
On August 22, 2005, the Company agreed to sell certain assets acquired in February 2005 for a note receivable of $100,000, plus 8% of the gross revenues to be earned by the purchaser through December 31, 2015. The note is payable in annual installments of $25,000 commencing August 31, 2006, with interest at 6%, per annum, payable annually commencing March 31, 2006 and is convertible into common stock of the issuer, as defined.

8. FORGIVENESS OF INDEBTEDNESS
In July 2005, prior to the merger, GRWW settled a note payable to a related party of $2,617,013 in exchange for $100,000 in cash, a note of $250,000 and 1,000,000 shares of common stock. The note is payable on June 20, 2006, with interest at 18%, per annum.

9. SUBSEQUENT EVENTS
On October 31, 2005, the Company entered into an agreement to purchase certain marketing, designing, and producing interactive CD Rom assets in exchange for 100,000 shares of the Company’s common stock and payment of a royalty equal to 8% of gross revenue from the sales of CD Rom products for a period of five years.

10. FUNDING ARRANGEMENTS
On September 7, 2005, the Company entered into an agreement for introductions to parties to invest in the Company in exchange for fees equal to 10% of the total gross proceeds, payable in cash and an equal number of warrants to purchase shares of the Company’s common stock as the investor. The warrants shall be for a five year term with an exercise price equal to the price of the investor.

The Company entered into an agreement, as amended, to sell up to $50,000,000 of the Company's common stock under an equity line of credit arrangement, over 60 months. The Company has agreed to pay a non-refundable document preparation fee of $10,000 in cash for this transaction.

All these funding arrangements are effective upon the Company's effective registration Statement filed with the Securities and Exchange Commission.

US PRO GOLF TOUR, INC.
FINANCIAL STATEMENTS

June 30, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors
of US Pro Golf Tour, Inc.:

We have audited the accompanying balance sheet of US Pro Golf Tour, Inc. (a development stage enterprise) as of June 30, 2005 and the related statements of operations, stockholders’ deficit and cash flows for the period from January 28, 2005 (date of inception) through June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Standards Board (United States) . Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide s a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of US Pro Golf Tour, Inc. as of June 30, 2005 and the results of operations and cash flows for the period from January 28, 2005 (date of inception) through June 30, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred net losses for the period from January 28, 2005 (inception) through June 30, 3005 and has negative working capital of $40,705 as of June 30, 2005. In addition, the Company has not yet obtained the capital required to achieve management’s plans and support its operations and there is no assurance that the Company will be able to raise such financing. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are discussed in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/EPSTEIN, WEBER & CONOVER, P.L.C.
Scottsdale, Arizona

October 27, 2005

US PRO GOLF TOUR, INC.
BALANCE SHEET
(A Development Stage Company)

June 30, 2005

ASSETS
Current assets:
Cash and cash equivalents	$9
Other current assets	14,333
Total current assets	14,342

Property and equipment, net	13,609
Other non-current assets	539
$28,490

Current liabilities:
Accounts payable and accrued liabilities	$48,207
Deferred revenue	6,840
Total current liabilities	55,047

Stockholders’ deficit:
Common stock; no par value, authorized 1,000 shares, 1,000 shares issued and outstanding	49,450
Deficit accumulated during development stage	(76,007)
Total stockholders’ deficit	(26,557)
$28,490

The accompanying notes are an integral part of this balance sheet.

US PRO GOLF TOUR, INC.
STATEMENT OF OPERATIONS

(A Development Stage Company)

For the period from January 28, 2005 (date of inception) to June 30, 2005
REVENUES	$760

OPERATING EXPENSES:
General and administrative	48,215
Depreciation	1,115
Total operating expenses	49,330

LOSS FROM OPERATIONS	(48,570)

NET LOSS	$(48,570)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(82.88)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	586

The accompanying notes are an integral part of these financial statements.

US PRO GOLF TOUR, INC.
STATEMENT OF STOCKHOLDERS’ DEFICIT
(A Development Stage Company)

For the period from January 28, 2005 (date of inception) to June 30, 2005

	Common stock		Deficit accumulated during development	Total stockholders'
	Shares	Amount	stage	deficit
January 28, 2005 (date of inception)	-	$-	$-	$-

Founders shares	825	-	-	-
Capital contribution	25	49,450	-	49,450
Acquisition of related entity assets and assumed liabilities	150	-	(27,437)	(27,437)
Net loss	-	-	(48,570)	(48,570)
Balance, June 30, 2005	1,000	$49,450	$(76,007)	$(26,557)

The accompanying notes are an integral part to these financial statements.

US PRO GOLF TOUR, INC.
STATEMENT OF CASH FLOW

(A Development Stage Company)

For the period from January 28, 2005 (date of inception) to June 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(48,570)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,115
Changes in assets and liabilities:
Increase in accounts payable and accrued liabilities	9,424
Increase in deferred revenue	6,840
Net cash used in operating activities	(31,191)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of assets from related entity	(18,250)
Net cash used by investing activities	(18,250)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	49,450
Net cash provided by financing activities	49,450

NET INCREASE (DECREASE) IN CASH:	9
CASH, beginning of period	-
CASH, end of period	$9
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assumption of liabilities purchase of assets from related entity	$38,783

The accompanying notes are an integral part to these financial statements.

US PRO GOLF TOUR, INC.
NOTES TO FINANCIAL STATEMENTS

(A Development Stage Company)

June 30, 2005

NOTE 1 - ORGANIZATION AND OPERATIONS

Background and History
On January 28, 2005, American Sports & Golf Acquisitions Tour, Inc. was incorporated in the state of Delaware. On February 28, 2005, American Sports & Golf Acquisitions Tour, Inc. acquired certain assets and assumed certain liabilities of ASGA Tour, Inc., an S-Corporation with common control to that of the Company. The acquisition of these assets and liabilities was recorded at historical cost on the books of American Sports & Golf Acquisitions Tour, Inc. On April 1, 2005, the name of the corporation was changed by the Secretary of State of Delaware to US Pro Golf Tour, Inc. (the “ Company ”). The Company acquired fixed assets and contracts of $29,596 for $18,250 cash, assumption of $38,783 of liabilities and 150 shares of common stock. Since the transaction was between related affiliates, the negative book value of the assets of $27,437 was recorded as a charge to accumulated deficit. The US Pro Golf League division of the Company focuses on amateur golf events, in which the first place prize money could amount to $750, and the US Pro Golf Tour division of the Company focuses on professional golf events, in which the purse would be significantly larger.

On July 11, 2005, the Company executed an Agreement for the Exchange of Common Stock with Greens Worldwide Incorporated (“ Greens WW ”), an Arizona Corporation. The Company and its shareholders received 10,000,000 shares of Greens WW common stock in exchange for 100% of the issued and outstanding shares of the Company, such that the Company became a wholly owned subsidiary of Greens WW. Of the 10,000,000 shares issued in the transaction, 2,000,000 shares were retained in escrow to be delivered to the Shareholders only upon the achievement of certain minimum revenue and net income measures prior to December 31, 2006. See Note 8.

On August 24, 2005, the Company sold the assets related to its US Pro Golf League division to the former COO of the division in exchange for a 6% convertible promissory note for $100,000 due August 31, 2009 and 8% of future gross revenue of the US Pro Golf League over a ten year period ending December 31, 2015.

Going concern and management’s plans

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred operating losses and negative operating cash flow since inception and future losses are anticipated. The Company’s plan of operations, even if successful, may not result in cash flow sufficient to finance and expand its business. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Realization of assets is dependent upon continued operations of the Company, which in turn is dependent upon management’s plans to meet its financing requirements and the success of its future operations. The financial statements do not include any adjustments that might result from this uncertainty.

Management believes the funding commitment from various entities as noted in Note 8 will allow the Company to continue as a going concern.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Current operations
The Company endeavors to promote the golf industry through the production and management of golf tournaments around the country. The Company currently operates a Professional Golf Tour. Details on the Tour can be found on the Company's website at www.usprogolftour.com . Revenue is generated through the sale of player memberships, entry fees to tournaments, local and national sponsorships, pro am team entries, and the sale of television commercial units during its televised program on the Golf Channel titled 54 Holes To Sunday.

Basis of presentation
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The Company is considered in the development stage as of June 30, 2005 and will continue in the development stage until it begins generating revenues from the sales of its products or services.

Management estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTES TO FINANCIAL STATEMENTS (continued)

Cash and cash equivalents
Cash and cash equivalents include cash on hand and all highly liquid investments with maturity of three months or less when purchased.

Organization costs
Organization costs are amortized on the straight-line basis over five years.

Property and equipment, net
Property and equipment is stated at cost less accumulated depreciation. The assets acquired from ASGA Tour, Inc. were recorded at the historical net book value at date of acquisition from an affiliated entity. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets ranging from 3 to 7 years. Depreciation expense was $1,115 for the period from January 28, 2005 (date of inception) to June 30, 2005.

Revenue recognition
Revenue is to be generated from the sale of sponsorships, tournament fees and tour cards. Sponsorship fees are recognized over the period of the sponsorship. Tour card fees are non-refundable and are amortized over a calendar year. Tournament fees are recorded as deferred revenue until the event occurs.

The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future, undiscounted, net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Fair value of financial instruments
Financial instruments consist primarily of cash and obligations under accounts payable, accrued expenses and various notes payable. The carrying amount of cash and obligations under accounts payable and accrued expenses approximates fair value because of the short maturity of those instruments. The carrying amount of various notes payable approximates fair value because they contain market value interest rates and have specified repayment terms. The Company has applied certain assumptions in estimating these fair values. The use of different assumptions or methodologies may have a material effect on the estimates of fair value.

Loss per share
The Company has adopted Statement of Financial Accounting Standard (“ SFAS ”) No. 128, Earnings per Share, which supersedes Accounting Principals Bulletin (“ APB ”) No. 15. Basic EPS differs from primary EPS calculation in that basic EPS does not include any potentially dilutive securities. Diluted EPS must be disclosed regardless of dilutive impact to basic EPS.

Income taxes
The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that such portion of the deferred tax asset will not be realized.

Recently Issued Accounting Standards
In January 2003, the FASB issued Financial Interpretation (“ FIN ”) No. 46, Consolidation of Variable Interest Entities , and amended the Interpretation in December 2003. FIN No. 46 states that companies that have exposure to the economic risks and potential rewards from another entity’s assets and activities have a controlling financial interest in a variable interest entity and should consolidate the entity, despite the absence of clear control through a voting equity interest. Disclosure of significant variable interest entities is required in all financial statements issued after January 31, 2003, regardless of when the variable interest was created. The adoption of FIN No. 46 did not have a material effect on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Certain Financial Instruments with Characteristics of Both Liabilities and Equity . SFAS No. 150 established standards for how a company clarifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires a company to classify such instruments as liabilities, whereas they previously may have been classified as equity. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. The adoption of SFAS No. 150 did not have a material effect on the Company’s financial position or results of operations.

NOTES TO FINANCIAL STATEMENTS (continued)

Recently Issued Accounting Standards (continued)
In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment , which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation . SFAS No. 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows . Generally, the approach in SFAS No. 123R is similar to the approach described in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. In addition, SFAS No. 123(R) will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. For public entities that file as a small business issuer, SFAS No. 123R is effective for the first interim or annual reporting period of the Company’s first fiscal year beginning on or after December 15, 2005. The adoption of SFAS No. 123R is not expected to have a material effect on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153 “ Exchange of Non-Monetary Assets - an Amendment of APB Opinion No. 29 ” to amend APB No. 29 by eliminating the exception for non-monetary exchanges of similar productive assets and replaces it with general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange is defined to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material effect on the Company’s financial position or results of operations.

In March 2005, the SEC staff issued Staff Accounting Bulletin (“ SAB ”) No. 107 to give guidance on the implementation of SFAS No. 123R. The Company will consider SAB No. 107 during implementation of SFAS No. 123R.

NOTE 3 - PROPERTY AND EQUIPMENT
Property and equipment consisted of the following at June 30, 2005:

Office equipment	$2,251
Furniture and fixtures	2,688
Event equipment	9,002
Software	783
14,724
Less: accumulated depreciation	(1,115)
$13,609

NOTE 4 - STOCKHOLDERS’ DEFICIT

Authorized capital
The Company’s authorized capital consists of 1,000 shares of common stock, no par value per share. The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders.

Common stock transactions
During the period from January 28, 2005 (inception) through June 30, 2005, the Company issued 825 shares of common stock to founders for performance certain organizational functions. No value has been attributed to those shares. The Company also issued 150 shares to ASGA Tour, Inc. in relation to the acquisition of certain assets and the assumption of certain liabilities of the corporation. Additionally, the Company issued 25 shares to a related party in exchange for $49,250 of cash.

On July 11, 2005, the Company and its stockholders exchanged 100% of the 1,000 shares outstanding for 10,000,000 shares of Greens Worldwide Incorporated (“ Greens WW ”), of which 2,000,000 are being held in escrow pending the certain performance requirements. See related discussion in Note 8: Subsequent Events. Greens WW’s authorized capital consists of 50,000,000 shares of common stock, no par value, and 5,000,000 preferred stock, $10.00 par value per share.
NOTE 5 - INCOME TAXES
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Total and net deferred income tax assets as of June 30, 2005 consist of the following:

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 5 - INCOME TAXES (continued)

Net operating loss carryforward	$12,683
Deferred revenue	1,521
Total deferred income tax asset	14,204

Deferred income tax liability
Prepaid marketing expenses	(3,187)
Fixed asset depreciation	(260)
Total deferred income tax liability	(3,447)
Valuation allowance	(10,757)
Net deferred income tax asset	$-

Income taxes for the period from January 28, 2005 (inception) through June 30, 2005 are:

Current income tax provision	$12,683
Deferred income tax benefit	(12,683)
Net income tax provision	$-

Reconciliation of effective tax rate to statutory tax rates:
Federal	$(7,885)	(16%)
State	(2,914)	(6%)
Increase in valuation allowance	10,757	22%
Other	42	0%
Total	$-	0%

NOTE 6- RELATED PARTY TRANSACTIONS
The Company has entered into various transactions with related parties referenced throughout the footnotes to these financial statements. R. Thomas Kidd, Vera L Harrell and Robert A. Marshburn, officers and directors of the Company, are also officers and directors of ASGA Tour, Inc., the entity from which certain assets were acquired by assuming certain liabilities and 150 shares of the Company’s common stock. Additionally, these officers and directors received founders shares of common stock in the Company.

ASGA Tour, Inc.
ASGA Tour, Inc. was engaged in the business of the promotion of professional golf tournaments and a professional membership organization. The assets which were sold to the Company related primarily to the golf tour and the member business in which ASGA Tour, Inc. conducted business is no longer in operations. See also Note 8: Subsequent Events.

NOTE 7 - COMMITMENTS AND CONTINGENCIES
In the normal course of its business, the Company may be subject to certain contractual obligations and litigation. In management’s opinion there is no current contractual obligations and litigation that will materially affect the Company’s financial position or results of operations.

Agreement with The Golf Channel
Prior to its acquisition by the Company, ASGA Tour, Inc. entered into an agreement with The Golf Channel and paid a deposit of $13,333, for television coverage for a specified number of spots, premiere airings, etc. to be used during 2004 and 2005. ASGA Tour, Inc. only used two of the spots during the specified period. The total purchase commitment was $300,000, of which a remaining $273,333 is left to be paid.

Employment Agreements
On April 15, 2005, the Company entered into a consulting agreement with Mr. Kidd, CEO of the Company. This agreement provides for a monthly base fee in an amount not less than the initial specified amount and is for a period of continuous employment until mutual written agreement between the Company and Mr. Kidd or upon the merger with or acquisition of the Company as a publicly traded entity, at which

NOTES TO FINANCIAL STATEMENTS (continued)

time the executive employment agreement between Mr. Kidd and the Company will become effective as of the date of closing of the merger or acquisition of the Company by a public entity at the option of Mr. Kidd.

The three employees of the Company along with Mr. Kidd, consultant to the Company, agreed to waive their rights to unpaid wages incurred during the period from January 28, 2005 (inception) to June 30, 2005. Accordingly, no accrued liability was recorded for these wages.

On September 9, 2005, Greens WW entered into executive employment agreements with Mr. Kidd, Ms. Harrell, and Mr. Marshburn. All persons are officers of the Company and Greens WW. Each of these agreements provides for an annual base salary in an amount not less than the initial specified amount and entitles the employee to participate in all of the Company's compensation plans. Each agreement establishes a base annual salary and provides the eligibility for an annual award of bonuses based on any Company bonus plan or plans that may be adopted in addition to any discretionary bonus to be determined by the Board of Directors of the company, and is subject to the right of the Company to terminate their respective employment at any time without cause. Each of the employment agreements provides for continuous employment for a one-year term that renews automatically unless otherwise terminated. Under each of the employment agreements, if the Company terminates the employee's employment without cause (as therein defined), the executives will be entitled to a payment equal to 12 months' salary. Each of the foregoing agreements also contains a covenant limiting solicitation of any employee of the Company or its affiliates for 12 months following termination of employment.

NOTE 8 - SUBSEQUENT EVENTS

Exchange of common stock with Greens Worldwide Incorporated
On July 11, 2005, the Company executed an Agreement for the Exchange of Common Stock with Greens Worldwide Incorporated (“ Greens WW ”) that contemplated the acquisition of Greens by the Company in a “reverse merger” transaction (“ Transaction ”). Through this Transaction, the Company and its stockholders exchanged 100% of the issued and outstanding shares of the Company for 10,000,000 shares of Greens common stock, of which 2,000,000 is being held in escrow to be issued only upon the achievement of certain minimum revenue and net income prior to December 31, 2006. At the date of the transaction, Greens WW had notes payable to its related parties of $2.6 million. These notes were converted into 1,000,000 shares of Greens WW common stock in addition to $100,000 cash paid by Greens WW and a $250,000 secured promissory note due June 20, 2006, at 18% interest per year executed by the Company. In order to pay $100,000 in cash to the Greens WW related party, on July 8, 2005, Greens WW borrowed money from Southridge Partners LP by obtaining an 8% secured promissory note for $165,000 due November 8, 2005 and issuing a stock warrant for 200,000 shares of Greens WW common stock.

Agreement with Brittany Capital Partners to purchase shares of common stock of Greens Worldwide Incorporated
On October 25, 2005, Greens WW entered into a Private Equity Credit Agreement with Brittany Capital Management Limited, a Bahamas corporation, whereby Brittany Capital Management Limited has agreed to purchase between up to $30,000,000 of the Greens WW common stock through puts. The effective date of the transaction is the date in which the SEC first declares effective a Registration Statement registering resale of the Registrable Securities.

Resignation of US Pro Golf League COO; Separation of US Pro Golf League into its own separate and distinct, non-related entity; and Creation of joint sponsorship agreements with US Pro Golf League
On August 17, 2005, Kenneth A Steiner resigned as COO of the Company’s US Pro Golf League division. On August 22, 2005, Greens WW agreed to sell the assets related to US Pro Golf League, which included all intellectual property, trade name, trade secrets, trademarks, personnel contacts, web site, strategic partnerships, sponsors, publications, operating model, manuals, confidential information relating to the business and access development benefit contract, to Kenneth Steiner. The sales price was $100,000 plus 8% of the gross revenues to be earned by US Pro Golf League for a period of 10 years from the date of closing, ending on December 31, 2015. Greens WW issued a 6% convertible promissory note for $100,000 due August 31, 2006 to US Pro Golf League.

At the same time the US Pro Golf League division asset sale took place, the Company entered into two agreements with US Pro Golf League. The first agreement is an Official Title Sponsorship agreement from August 22, 2005 through December 31, 2006, such that the Company will pay US Pro Golf League $27,750 through monthly payments from September 30, 2005 through January 30, 2005. The title designation shall be “Official PRO Golf Tour of the US Pro Golf League.” The second agreement is an Official Title Sponsorship agreement from August 22, 2005 through December 31, 2005, such that the Company will receive a 6% convertible promissory note in the amount of $400,000 due August 31, 2007. The title designation shall be “Official Golf League of the US Pro Golf Tour.” The note is convertible at any time after a merger of US Pro Golf League into a public entity or the closing of an acquisition by a public entity at a conversion rate equivalent to 15% of the lowest bid price within the 5 days preceding the conversion notice.

Agreement with Worldwide Marketing & Media Group
Greens WW entered into a Letter of Agreement on August 11, 2005 with Worldwide Marketing & Media Group, LLC (“ WMMG ”), for a marketing and sponsorship program for the period September 1, 2005 through August 31, 2008. Fees for the arrangement are $10,000 monthly during the term, which will be used as a draw against a 20% commission structure for sponsorships and sale of television media inventory. Upon signing the agreement, Greens WW agreed to pay WMMG 100,000 shares of Greens WW common stock for creation of an overall

NOTES TO FINANCIAL STATEMENTS (continued)

strategic marketing plan for the Company. Additionally, WMMG was granted warrants to purchase Greens WW common stock under the following schedule and strike prices: 100,000 shares at $0.35 per share, expiration date August 30, 2005; 100,000 shares at $0.50 per share, expiration date October 31, 2005; 100,000 shares at $0.75 per share expiration date December 31, 2005; and 100,000 shares at $1.00 per share expiration date June 30, 2006. All unexercised warrants will be voided if the agreement is terminated prior to June 30, 2006.

On September 15, 2005, Greens WW and WMMG added an addendum to the agreement whereby the milestones for sponsorships were established and the payment date for the monthly fee was changed to the 15 th of the month, beginning on September 15, 2005. No other changes were made to the original agreement.

NOTE 8 - SUBSEQUENT EVENTS (continued)

Agreement with NIR Group
On September 16, 2005, Greens WW entered into a Securities Purchase Agreement with the NIR Group. Greens WW issued a 15% callable secured convertible promissory note for $2.48 million due three years from the date of issuance and warrants to purchase an aggregate of 6,000,000 shares of Greens WW common stock at an exercise price of $0.75 per share for an aggregate purchase price of $2.0 million. The conversion price of the callable secured convertible promissory note shall be the lesser of (i) the Variable Conversion Price, which is to be 50% multiplied by the average of the lowest three trading prices for the common stock during the 20 day trading period ending one trading day prior to the date of the conversion notice or (ii) the Fixed Conversion Price, which is $0.10. On September 16, 2005, $1.0 million of the funds were distributed to Greens WW. The remaining $1.0 million will be distributed to the company in two additional tranches: $500,000 upon filing by the Company of the Registration Statement to be filed pursuant to the Registration Rights Agreement and $500,000 upon approval of the Registration Statement. Mr. Kidd, CEO of Greens WW, personally pledged 3,415,520 shares of Greens WW common stock as a guarantee for the notes. Additionally, Greens WW has pledged software intellectual property and its assets as a security agreement for the notes.

Agreement with SwingStation
Greens WW entered into an agreement with Digital Imaging Resources, Inc. (“ DGIR ”) on September 30, 2005, whereby DGIR/SwingStation shall be designated as Pro Am Presenting Title Sponsor for the US Pro Golf Tour, Tour Championship Bear’s Best Celebrity Pro Am, November 10, 2005, at Bear’s Best in Atlanta, Georgia. The term of the agreement is from September 30, 2005 through November 15, 2005. In connection with the conduct of the event, Greens WW has agreed to purchase a minimum of 2 SwingStation units for $30,000. In consideration for this sponsorship opportunity, the Company will receive 500,000 shares of DGIR restricted common stock in addition to joint website links for a 12 month period and certain marketing and advertising promotions.

Agreement with UK Advertising d.b.a Infinity Pro Sports
On September 8, 2005, Greens WW entered into an internet World Wide Web site design, hosting and maintenance agreement with UK Advertising d.b.a. Infinity Pro Sports. The agreement calls for delivery of shares of Greens WW common stock valued at $6,000 for a period of 12 months for the website design, subject to the terms of the Lock-up/Leakout agreement between Greens WW and the CEO of Infinity Pro Sports, and monthly payments of $300 for a two year period for hosting, licensing and maintenance.

Agreement with Andara Corporation
On September 7, 2005, Greens WW, entered into an agreement with Andara Corporation for introduction to one or more third parties who have expressed an interest in negotiating and consummating an investment transaction in the form of an equity and/or debt investment, including an unsecured loan or similar transaction with Greens WW. For such services, Greens WW has agreed to pay cash equal to 10% of the total gross proceeds of the transaction and an equal number of investment warrants to purchase the Company’s common stock as the investor. The Company shall pay 50% of the fees and warrants to Andara and 50% of the fees and warrants to Dutchess Advisors, LLC. The warrants will be for a 5 year term from date of issuance with an exercise price equal to the same conversion price as the investor. Cashless exercise of the warrants will be permitted until registration and cash exercising of the warrants after the registration after the registration is declared effective.

Equity Line of Credit Term Sheet with Dutchess Capital Management, LLC
On September 26, 2005, Greens WW signed a term sheet with Dutchess Capital Management, LLC who has agreed that an Investor shall commit to purchase up to $30,000,000 of the Green’s WW stock under and equity line of credit arrangement, over the course of 36 months after a registration statement of the stock has been declared effective by the U.S. Securities and Exchange Commission (“ SEC ”). The amount that Greens WW shall be entitled to request from each of the purchase “Puts”, shall be equal to the greater of (1) $100,000 or (2) 200% of the averaged daily volume (“ ADV ”) multiplied by the average of the 3 daily closing prices immediately preceding the Put Date. The ADV shall be computed using the 3 trading days prior to the put date. The pricing period shall be 5 consecutive trading days immediately after the Put Date. The market price shall be the lowest closing bid price of the stock during the pricing period. The purchase price shall be set at 95% of the market price. The put date is the date that the investor received the put notice of draw down by Greens WW on a portion of the equity credit line. Greens WW agreed to pay a non-refundable document preparation fee of $10,000 in cash for the transaction.

Retainer for Legal Services with Gary B. Wolf, PC
On September 1, 2005, Greens WW engaged Gary B. Wolf, PC, to perform legal services to be rendered for purposes of compliance with both the Securities Exchange act of 1934 and the Securities Act of 1933 for Greens WW. The retainer of $50,000 is payable in installments in either cash or stock.

NOTES TO FINANCIAL STATEMENTS (continued)

BreakThru Media, Inc.
On October 31, 2005 Greens Worldwide Incorporated (“GRWW”) entered into an Asset Purchase Agreement with BreakThru Media, Inc. (“BTM”), a firm then engaged in the business of marketing, designing, and producing interactive CD Rom products. The assets will be purchased for 100,000 shares of the Company’s common stock and payment of a royalty of 8% of gross revenue from the sale of CD Rom products for a period of five years.

Southridge Capital LP
On July 8, 2005, the Company entered into definitive agreements with Southridge Capital LP relating to equity and debt financing in the amount of $5.165 million with the Company receiving $165,000 cash in the form of a convertible note and a $5 million equity funding commitment for a period of three years. The equity funding commitment may not be utilized by the Company until a registration statement is filed by the Company and declared effective by the Securities and Exchange Commission.

The Company later entered into new Agreements with the various parties involved whereby the Company agreed to pay the full principal sum of $165,000 due on or before November 8, 2005 together with an additional $24,200 associated with interest and redemption premium, which amount can be reduced to $19,200 if fully paid by October 31, 2005. Upon full payment of the above, Southridge Partners LP shall return all collateral held with respect to such Loan and file all forms as may be necessary so as to extinguish any lien or encumbrance upon the Company’s collateral.

As relates to the $5 million equity line of credit, the investor has agreed to waive all accrued liquidated damages associated with late filing of registration statement for the Private Equity Credit Agreement, dated July 8, 2005 and have entered into a new Private Equity Credit Agreement substantially in the same form as the July 8, 2005 Agreement in the amount of $30,000,000, which supersedes the July 8, 2005 Agreement. The Company has forty five (45) days from execution of the new Agreement to file a registration statement associated with the new Private Equity Credit Agreement and has one hundred twenty (120) days to have such registration statement declared effective both in order to avoid any penalties associated with such requirements.

HANSEN, BARNETT& MAXWELL A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS 5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders of Greens Worldwide Incorporated

We have audited the accompanying balance sheets of Greens Worldwide Incorporated, a development stage company, as of December 31, 2004 and 2003 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and for the period from January 2, 2002 (date of reorganization) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Greens Worldwide Incorporated at December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended and for the period from January 2, 2002 (date of reorganization) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, on October 31, 2003, the Company has ceased all operations. In addition, the Company had a related party note payable balance of $2,577,598 as of December 31, 2004. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
March 18, 2005

GREENS WORLDWIDE INCORPORATED
 (A Development Stage Company)
BALANCE SHEETS

	December 31	December 31
ASSETS	2004	2003
Total Assets	$-	$-
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$167,135	$168,841
Notes payable related party - current portion	2,577,598	2,517,463
Total Current Liabilities	2,744,733	2,686,304
Stockholders' Equity (Deficit)
Preferred stock, par value $10 per share;
5,000,000 shares authorized; none issued	-	-
Common stock, no par value; 50,000,000 shares
authorized; 732,031 shares issued and outstanding	2,625,008	2,625,008
Additional paid-in capital	2,762,942	2,762,942
Accumulated deficit prior to the development stage	(3,635,513)	(3,635,513)
Accumulated deficit during the development stage	(4,497,170)	(4,438,741)
Total Stockholders' Equity (Deficit)	(2,744,733)	(2,686,304)
Total Liabilities and Stockholders' Equity (Deficit)	$-	$-

GREENS WORLDWIDE INCORPORATED
 (A Development Stage Company)
STATEMENTS OF OPERATIONS

	Year Ended December 31,		For the Periodfrom January 2, 2002 (date of Reorganization)through December 31,
	2004	2003	2004
Revenues	$-	$105,935	$105,935
Cost of Revenues	-	91,056	91,056
Gross Margin	-	14,879	14,879
Operating Expenses
General, administrative, and selling expenses	58,429	1,465,357	2,020,303
Interest expense	-	152,657	152,657
Depreciation	-	113,033	113,033
Impairment of long-term assets	-	2,226,056	2,226,056
Total Operating Expenses	58,429	3,957,103	4,512,049
Loss from Continuing Operations before Income Taxes	(58,429)	(3,942,224)	(4,497,170)
Income Tax Benefit (Expense)	-	(151,658)	-
Net Loss	$(58,429)	$(4,093,882)	$(4,497,170)
Weighted Average Shares of Common Stock
Outstanding	732,031	732,031
Basic and Diluted Loss Per Share	$(0.08)	$(5.59)

GREENS WORLDWIDE INCORPORATED
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

				Accumulated	Accumulated
			Additional	Deficit Prior to	Deficit During the	Total
	Common Stock		Paid-In	Development	Development	Stockholders'
	Shares	Amount	Capital	Stage	Stage	Equity/(Deficit)
BALANCE, January 2, 2002
(Date of Reorganization)	192,030	$1,089,783	$2,545,730	$(3,635,513)	$-	$-
Shares issued for cash, August 2002,
$0.125 per share	266,667	1,000,000	-	-	-	1,000,000
Shares issued in exchange for assets,
August 2002, $0.06 per share	266,667	510,225	-	-	-	510,225
Options issued for outside services,
August 2002	-	-	118,628	-	-	118,628
Shares issued for cash, September
2002, $0.125 per share	6,667	25,000	-	-	-	25,000
Net loss	-	-	-	-	(344,859)	(344,859)
BALANCE, December 31, 2002	732,031	$2,625,008	$2,664,358	$(3,635,513)	$(344,859)	$1,308,994
Options issued for finance acquisition,
March 2003	-	-	79,833	-	-	79,833
Beneficial conversion on
convertible note	-	-	18,751	-	-	18,751
Net loss	-	-	-	-	(4,093,882)	(4,093,882)
BALANCE, December 31, 2003	732,031	$2,625,008	$2,762,942	$(3,635,513)	$(4,438,741)	$(2,686,304)
Net loss	-	-	-	-	(58,429)	(58,429)
BALANCE, December 31, 2004	732,031	$2,625,008	$2,762,942	$(3,635,513)	$(4,497,170)	$(2,744,733)

GREENS WORLDWIDE INCORPORATED
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

			For the Period
			from January 2, 2002
			(date of Reorganization)
	Year Ended December 31,		through December 31,
	2004	2003	2004
Cash Flows from Operating Activities
Net loss	$(58,429)	$(4,093,882)	$(4,497,170)
Adjustments to reconcile net loss to net cash
from operating activities:
Depreciation	-	113,033	114,647
Stock options issued for compensation and services	-	79,833	198,461
Beneficial conversion from shareholder notes payable	-	18,751	18,751
Impairment of long-term assets	-	2,226,056	2,226,056
Income tax expense/(benefit)	-	151,658	-
Gain on disposition of assets	-	-	-
Change in current assets and liabilities:
Prepaid expenses and other current assets	-	46,188	4,968
Accounts payable and accrued expenses	(1,706)	191,281	284,175
Net Cash from Operating Activities	(60,135)	(1,267,082)	(1,650,112)
Cash Flows from Investing Activities
Purchases of property and equipment and
construction in progress	-	(2,509,521)	(2,916,378)
Payment for deposit	-	-	(25,000)
Net Cash from Investing Activities	-	(2,509,521)	(2,941,378)
Cash Flows from Financing Activities
Proceeds from capital lease and notes payable	-	671,138	671,138
Proceeds from issuance of common stock	-	-	1,025,000
Proceeds from notes payable shareholder	60,135	2,873,168	2,933,303
Payments for capital leases	-	(35,959)	(35,959)
Principal payments on debt	-	(1,992)	(1,992)
Net Cash from Financing Activities	60,135	3,506,355	4,591,490
Net Decrease in Cash	-	(270,248)	-
Cash at Beginning of Year	-	270,248	-
Cash at End of Year	$-	$-	$-
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$-	$11,827
Noncash Investing and Financing Activities:
Assets acquired as part of Asset Purchase Agreement for
266,667 shares of common stock and assumption of $5,000
of liabilities	$-	$-
Issuance of options for loan costs	$-	$79,833
Assets surrendered as partial settlement of notes payable - related party
and transfer of capital lease obligations and notes payable.	$-	$1,110,932

GREENS WORLDWIDE INCORPORATED
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Greens Worldwide Incorporated (formerly Sedona Worldwide Incorporated), an Arizona corporation (“GWI” or the “Company”), was incorporated in 1992 under the name Red Rock Collection Incorporated. The Company was a majority-owned subsidiary of ILX Resorts Incorporated, an Arizona corporation (“ILX”) until December 31, 1999, when ILX effected a distribution of all of the shares of the Company’s Common Stock to the ILX shareholders of record as of December 21, 1999, on a pro rata basis (the “Spin-Off”). On November 21, 2001, shareholders approved a plan to execute a tax-free reorganization of the Company that is a reverse acquisition. In connection with the plan, on January 2, 2002 the Company entered into a General Bill of Sale, Assignment and Assumption Agreement with ILX whereby ILX assumed all of the assets and liabilities of the Company, leaving a “shell company” available for the reorganization discussed above. The Company recorded a gain of $48,830 on the transaction.

In August 2002, the Company entered into an Asset Purchase Agreement with The Greens of Las Vegas, Inc. (“GOLV”) whereby the Company acquired all of the assets of GOLV, valued at $510,225, and in return issued 266,667 shares of common stock. The assets purchased included all plans, designs, concepts and any and all proprietary rights that were to be utilized in the GOLV business plan. The Asset Purchase Agreement was executed as part of a Memorandum of Understanding that provided for ILX to purchase 266,667 shares of the Company at $3.75 per share. In addition, an officer of the Company was issued a stock option from ILX to purchase 33,334 shares of the Company at $3.75 per share, with the exercise price to increase 10% per year. The option was terminated in 2003.

The Company is accounted for as a newly reorganized development stage company on January 2, 2002. The Company began operating an 18-hole putting course in July and a pro shop in September 2003. All operations ceased on October 31, 2003.

SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Because the fair value is estimated as of December 31, 2004, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

CASH

Cash and cash equivalents include investments in highly liquid debt instruments with an original maturity of three months or less.

PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to seven years.

All property and equipment and construction in progress assets were assessed for impairment on October 31, 2003. See Note 3 for impairment assessed and transfer of balance of assets during the year ended December 31, 2003.

INCOME TAXES

Income taxes are accounted for using Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting For Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

BASIC AND DILUTED LOSS PER SHARE

Basic loss per share amounts are computed by dividing net loss by the weighted-average number of common shares outstanding during each period. Diluted loss per share amounts are computed assuming the issuance of common stock for potentially dilutive common stock equivalents. Options outstanding of 50,000 as of December 31, 2004 and 2003 were not included in the computations of diluted loss per share as their effect would be anti-dilutive.

STOCK BASED COMPENSATION

The Company accounts for stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 and related interpretations (“APB 25”). Under APB 25, compensation expense is recognized if an option’s exercise price on the measurement date is below the fair value of the Company’s common stock. The Company accounts for options and warrants issued to non-employees at their fair value in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).

No compensation cost has been recognized for its stock options in the accompanying financial statements for options granted to employees. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company’s net loss applicable to common shareholders would have been increased to the pro forma amounts indicated below for the years ended December 31, 2004 and December 31, 2003 as well as the assumptions used to compute fair value.

	December 31,
	2004		2003
Net loss applicable to common shareholders, as reported		$(58,429)	$(4,093,882)

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects		(--)	(342,946)
Pro forma net loss per common share		$(58,429)	$(4,436,828)

Earnings per share, basic and diluted:
As reported	$	(--)	$(5.70)

Pro forma	$	(--)	$(6.00)

Expected dividend yield		-	-
Risk-free interest rate		-	2.0%
Expected volatility		-	285%
Expected life		-	2.7 years
Weighted average fair value per share		$-	$5.10

NOTE 2. BUSINESS CONDITION

As shown in the accompanying financial statements, the Company operated at a net loss of $58,429 and $4,093,882 during the years ended December 31, 2004 and 2003 and a net loss of $4,497,170 for the period from January 2, 2002 (date of reorganization) through December 31, 2004. The Company ceased operations on October 31, 2003. An impairment was recorded on construction in progress and leasehold improvements in 2003 (see Note 3). The Promissory Note with VCA-NV (see Note 4) was secured by a Pledge Agreement of all of the Company’s assets. Assets were transferred to VCA-NV and a portion of the balance of the Promissory Note was reduced by the carrying value of the transferred assets. As of December 31, 2004, the balance of the Promissory Note with VCA-NV was $2,577,598. These conditions raise a substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management of the company is presently seeking to sell the public shell of the Company in the coming year. There are no assurances that the Company will be successful in these efforts.

NOTE 3—PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

Property and equipment were disposed of during 2003 as explained below. Depreciation expense was $0 and $113,033 for 2004 and 2003, respectively.

In April 2003, the Company entered into a capital equipment lease to finance various office and restaurant/bar equipment. The lease was for 36 months and the fair value of the leased equipment was $350,542. In July 2003, the Company added additional equipment to the master lease. The additional equipment was also leased for 36 months and the fair value was $298,296. As part of the equipment leases, the Company entered into a guarantee agreement with ILX. In November 2003, the Company transferred the assets underlying the lease with a carrying value of $603,182 to ILX and ILX assumed payments of those leases. On the date of transfer, the leases had a remaining balance of $595,840. The difference of $7,342 reduced the note payable balance to VCA-NV.

Due to the ceasing of operations on October 31, 2003, the Company assessed the property and equipment and construction and progress for impairment. Leasehold improvements were for various expenditures related to the pro shop and sports themed restaurant and bar. An impairment was recorded on construction in progress of $1,254,847 and leasehold improvements of $971,209.

VCA-NV also exercised its rights under the Pledge Agreement and assumed the remaining property and equipment in partial satisfaction of the Promissory Note to VCA-NV. The net book value of assets transferred to ILX was $477,745 on the date of transfer.

NOTE 4—NOTES PAYABLE RELATED PARTY

On June 30, 2003, the Company entered into a Promissory Note and Agreement with VCA-NV to provide up to $2.5 million in working capital. The note accrued interest at ten percent per annum with interest only payments due monthly commencing August 15, 2003 and monthly principal payments of $10,000 commencing January 15, 2004. The note was convertible into common stock at six dollars ($6.00) per share. One of the advances made during the third quarter was made on a day when the market price of the stock was higher than the conversion price stipulated in the note and therefore triggered a beneficial conversion of $18,751. This entry was recorded as amortization of interest expense and additional paid in capital. The note had a Pledge Agreement securing all of the Company’s assets. The Company ceased operations on October 31, 2003. The Company defaulted on the note and VCA-NV enforced the Pledge Agreement. Through October 2003, the Company was advanced $2,880,781. Interest accrued into the note as of December 31, 2003 was $121,769. VCA-NV assumed all of the Company’s assets in partial repayment of the note. (See Note 3). In addition, the Company transferred assets underlying equipment leases to ILX and ILX assumed payments of those leases. On the date of transfer, the difference between the carrying value of the assets transferred and the assumption of the leases, reduced the balance of the note payable. Due to the operating status of the company, interest was not accrued for year ended December 31, 2004. The balance on the note at December 31, 2004 is $2,577,598.

NOTE 5—REVERSE STOCK SPLIT

On January 24, 2005, the Company’s board of directors approved a one-for-thirty reverse stock split to its outstanding common stock and common stock options. The stock split has been retroactively reflected in the accompanying consolidated financial statements for all periods presented.

NOTE 6—STOCK OPTIONS

In March 2003, the Company issued options to purchase 16,667 shares of common stock at $6.00 per share for financing acquisition fees. These options were valued at $79,833 using the Black Scholes pricing model with the following assumptions: expected volatility 277.71%, risk free interest rate 2.51% and an expected life of 4.96 years. The $79,833 was originally included in long-term assets and was being amortized over the life of the note payable to VCA-NV. The unamortized amount was expensed when the Company defaulted on the note in October 2003.

During 2003, the Company issued options to purchase 66,667 shares of common stock at exercise prices ranging from $5.40 to $6.00 per share to employees. The company recorded no expense upon issuance due to the exercise price being at, or below, market value. Options to purchase 33,334 of the shares have been terminated.

A summary of the stock option activity for the years ended December 31, 2004 and 2003 is as follows:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2002	50,000	3.90
Granted	83,334	5.70
Forfeited	(83,334)	4.50
Outstanding at December 31, 2003	50,000	6.00
Granted	--	--
Forfeited	--	--
Outstanding at December 31, 2004	50,000	$6.00

Exercisable at December 31, 2003	50,000	$6.00
Exercisable at December 31, 2004	50,000	$6.00

At December 31, 2004, all outstanding options had an exercise price of $6.00 and a remaining contractual life of 1.73 years.

NOTE 7—INCOME TAXES

Deferred income tax assets are provided for temporary and permanent differences between financial statement and income tax reporting, primarily for net operating loss carryover. Net deferred income tax assets at December 31 consisted of the following:

	Year Ended December 31,
	2004	2003
Deferred income tax assets:
Operating loss carryforwards	$1,648,829	$1,645,325
Valuation allowance	(1,648,829)	(1,645,325)
Net deferred income tax asset	$--	$--

The Company included a net operating loss of $4,456,612 for the period from the acquisition of the assets of GOLV, August 10, 2002, through December 31, 2004. The Company included net operating losses of $392,884 related to losses prior to the acquisition of the assets of GOLV. The Company has net operating losses totaling $4,849,496 which expire from 2019 through 2023. Due to the Company ceasing operations during 2003, it is unlikely the net operating losses will be utilized and the Company has provided a full valuation allowance on these assets.

A reconciliation of the income tax benefit and the amount that would be computed using statutory federal income tax rates is as follows:

	Year Ended December 31,
	2004	2003
Federal, computed on income before taxes	$(19,866)	$(1,340,357)
Non-taxable items	(4,382)	1,015
Change in valuation allowance	3,504	1,491,000
Loss of State net operating loss	20,744	--

Income tax expense	$-	$151,658

If the Company were to be sold, resulting in a more than 50% ownership change the Company will be subject to Section 382 of the Internal Revenue Code. Section 382 imposes limitations on the utilization of net operating losses by a corporation following various types of ownership changes which result in more than a 50% change in ownership of a corporation within a three year period.

NOTE 8—LEGAL PROCEEDINGS

In October 2003, the Company received a complaint filed by a Las Vegas LLC demanding payment for GOLV liabilities of $90,000 plus interest. The Company responded to the claim in November 2003. The case was settled for $1,000 in September 2004.

In August 2004, the Company received a complaint filed by Viacom Outdoor Inc. demanding payment of $54,000 plus interest for amounts owned on a contract for billboard rental. The case was settled for $25,000 in December 2004.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Arizona law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$3,098 .92
Accounting fees and expenses	10,000 .00	*
Legal fees and expenses	50,000 .00	*
Miscellaneous	2,901 .08	*
TOTAL	$66,000 .00	*

* Estimated.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Greens Worldwide, Inc., an Arizona corporation.

 Exhibit No.          Description

3.1	Articles of Incorporation of Red Rock Collection Incorporated (1)
3.2	Articles of Amendment of Red Rock Collection Incorporated (1)
3.3	Statement of Change of Statutory Agent and Appointment of New Statutory Agent of Sedona Worldwide Incorporated. (1)
3.4	Articles of Amendment of Sedona Worldwide Incorporated dated October 9, 1998(1)
3.5	Articles of Amendment of Sedona Worldwide Incorporated dated August 7, 2002 (2)
3.6	Bylaws of Red Rock Collection Incorporated (1)
4.1	Securities Purchase Agreement dated September 16, 2005 (3)

4.2	Sichenzia Ross Friedman Ference LLP Opinion (2)
10.1	The Greens of Las Vegas, Inc. Memorandum of Understanding (4)
10.2	Asset Purchase Agreement between Greens Worldwide Incorporated and The Greens of Las Vegas, Inc. (4)
10.3	Agreement for the Exchange of Common Stock (5)
10.4	Asset Purchase Agreement between the Company and US Pro Golf League, Inc. dated August 24, 2005 (6)
10.5	6% Convertible Note dated September 8, 2005 due August 31, 2009 (6)
10.6	Memorandum of Agreement with Digital Imaging Resources, Inc. dated September 30, 2005 (7)
10.7	Employment Agreement between the Company and Thomas Kidd (2)
10.8	Employment Agreement between the Company and Vera Harrell (2)
10.9	Employment Agreement between the Company and Robert A. Marshburn (2)
10.10	Asset Purchase Agreement between the Company and Breakthru Media, Inc. dated October 31, 2005 (8)
23.1	Consent of Sichenzia Ross Friedman Ference LLP(2)
23.2	Consent of Hansen, Barnett & Maxwell (filed herewith)
23.3	Consent of Epstein, Weber & Conover, PLC (filed herewith)

(1) Incorporated by reference to the Company’s Form 10SB12G filed with the SEC on November 4, 1998.
(2) Incorporated by reference to the Company’s Registration Statement on SB-2 filed on November 14, 2005.
(3) Incorporated by reference to the Company’s Current Report on Form 8-K of the filed with the SEC on September 27, 2005.
(4) Incorporated by reference to the Company’s Current Report on Form 8-K of the filed with the SEC on August 14, 2002.
(5) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2005.
(6) Incorporated by reference to the Company’s Current Report on Form 8-K of the filed with the SEC on September 29, 2005.
(7) Incorporated by reference to the Company’s Current Report on Form 8-K of the filed with the SEC on October 3, 2005.
(8) Incorporated by reference to the Company’s Current Report on Form 8-K of the filed with the SEC on November 4, 2005.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1)  File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)  Include any additional or changed material information on the plan of distribution.

(2)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Greens Worldwide Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of North Carolina on the 3rd day of February 2006.

GREENS WORLDWIDE INCORPORATED

By:	/s/ Thomas Kidd
R. Thomas Kidd
President, Chief Executive Officer Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Thomas Kidd his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

By: /s/ Vera L. Harrell	Secretary and Director	February 3, 2006
Vera L. Harrell

By: /s/ Robert Marshburn	Director	February 3, 2006
Robert Marshburn